UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Popular, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# Popular, Inc.

# 2011

# Proxy Statement

Event Date: April 28, 2011

Official notification of
matters to be brought
to vote at the Annual
Meeting of Stockholders

POPULAR®

Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 28, 2011

To the Stockholders of Popular, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Popular, Inc. (the “Corporation”) for the year 2011 will be held at 9:00 a.m., local time, on April 28, 2011, on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico, to consider and act upon the following matters:

(1) To elect three directors assigned to “Class 3” of the Board of Directors of the Corporation for a three-year term;

(2) To provide an advisory vote related to the Corporation’s executive compensation program;

(3) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2011; and

(4) To consider such other business as may be properly brought before the Meeting or any adjournments thereof. At present, management knows of no other business to be brought before the Meeting.

Only stockholders of record at the close of business on February 28, 2011 are entitled to notice of and to vote at the Meeting.

This year we are using the Internet as our primary means of furnishing proxy materials to our stockholders, in accordance with the U.S. Securities and Exchange Commission rules. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials which contains instructions for accessing the materials and voting via the Internet. We believe this method of distribution will make the proxy distribution process more efficient, less costly and will limit our impact on the environment. This Proxy Statement and our 2010 Annual Report to Shareholders are available at: www.popular.com and www.proxyvote.com. Stockholders may request a copy of the proxy materials in printed form by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

We encourage you to attend the Meeting, but even if you cannot attend, it is important that your shares be represented and voted. Whether or not you plan to attend, please vote as soon as possible so that the Corporation may be assured of the presence of a quorum at the Meeting. You may vote via the Internet, by telephone or, if you received a paper proxy card in the mail, by mailing the completed proxy card. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

In San Juan, Puerto Rico, on March 11, 2011.

By Order of the Board of Directors,

SAMUEL T. CÉSPEDES
Secretary

POPULAR, INC. 2011 PROXY STATEMENT

POPULAR, INC. 2011 PROXY STATEMENT

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Popular, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders of the Corporation (the “Meeting”) to be held on April 28, 2011, beginning at 9:00 a.m., local time, on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico, and at any postponements or adjournments thereof.

This year we are using the Internet as our primary means of furnishing our proxy materials to most of our stockholders. Rather than sending those stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing the materials and voting via the Internet and by phone. The notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution will make the proxy distribution process more efficient, less costly and will limit our impact on the environment.

The Notice of Internet Availability of Proxy Materials as well as any Proxy Statement and form of proxies were first sent to stockholders on or about March 11, 2011.

ABOUT THE MEETING

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Meeting, the voting process, the Board of Directors of the Corporation (the “Board”), Board committees, the compensation of directors and executive officers and other required information.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors, the advisory vote related to executive compensation and the ratification of the Corporation’s independent registered public accounting firm for 2011. In addition, management will report on the affairs of the Corporation.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a full set of the proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, the Corporation is sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. The Corporation encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of the Meeting.

What is included in the proxy materials?

The proxy materials include this Proxy Statement and the Corporation’s Annual Report on Form 10-K with the audited financial statements for the year ended December 31, 2010, duly certified by PricewaterhouseCoopers LLP, as independent registered public accounting firm. The proxy materials also include the Notice of Annual Meting of Stockholders. If you receive or request printed versions of these materials be sent to you by mail, these materials will also include the proxy card.

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How many votes do I have?

You will have one vote for every share of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), you owned as of the close of business on February 28, 2011, the record date for the Meeting (the “Record Date”).

How many votes can all stockholders cast?

Stockholders may cast one vote for each of the Corporation’s 1,023,110,458 shares of Common Stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 11:59 p.m. Eastern Time, the day before the Meeting will be voted. Shares voted in person may be voted until 9:00 a.m. on the day of the Meeting. Shares held under the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan may be voted by proxy properly executed and received before 11:59 p.m. Eastern Time on April 25, 2011.

How many votes must be present to hold the Meeting?

A majority of the votes that can be cast must be present either in person or by proxy to hold the Meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the Meeting will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Meeting.

What vote is required and how are abstentions and broker non-votes treated?

To be elected, directors must receive a majority of the votes cast (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST the nominee). For additional information relating to the election of directors, see “Proposal 1: Election of Directors .” Broker non-votes and abstentions will not be counted as either a vote cast for or a vote cast against the nominee and, therefore, will have no effect on the results for the election of directors.

For the advisory vote related to executive compensation, the ratification of the independent registered public accounting firm and any other item voted upon at the Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

Can I vote if I participate in an employee stock plan?

Yes. Your vote will serve to instruct the trustees or independent fiduciaries how to vote your shares in the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each nominee to the Board; FOR the advisory vote related to executive compensation; and FOR the ratification of the Corporation’s independent registered public accounting firm for the year 2011.

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting.

To vote by proxy, you must either

•	Vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials.

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•	Vote by telephone by calling the toll-free number found on the Notice of Internet Availability of Proxy Materials, or if you receive or request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	Vote by mail if you receive or request printed copies of the proxy materials, by filling out the proxy card and sending it back in the envelope provided. To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are registered in the name of more than one record holder, all record holders must sign.

If you want to vote in person at the Meeting, and you hold your Common Stock through a securities broker or nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.

Who will bear the costs of soliciting proxies for the Meeting?

The cost of soliciting proxies for the Meeting will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Georgeson Inc. to aid in the solicitation of proxies. The cost is estimated at $8,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers and employees of the Corporation may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

Can I change my vote?

Yes, you may change your vote at any time before the Meeting. To do so, you may cast a new vote by telephone or over the Internet, send in a new proxy card with a later date, or send a written notice of revocation to the President or Secretary of Popular, Inc. (751), P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the Meeting and want to vote in person, you may request that your previously submitted proxy not be used.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple Notices of Internet Availability of Proxy Materials or multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive separate Notices of Internet Availability or proxy cards for each brokerage account in which you hold shares. You should exercise your vote in connection with each set of voting materials as they represent different shares.

Could other matters be decided at the Meeting?

The Board does not intend to present any business at the Meeting other than that described in the Notice of Meeting. The Board at this time knows of no other matters which may come before the Meeting and the Chairman of the Meeting will declare out of order and disregard any matter not properly presented. However, if any new matter requiring the vote of the stockholders is properly presented before the Meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by stockholders to their proxies in connection with general matters.

What happens if the Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Electronic Delivery of Annual Meeting Materials

You will help the Corporation protect the environment and save postage and printing expenses in future years by consenting to receive the annual report and proxy materials via Internet. You may sign up for this service after voting on

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the Internet at www.proxyvote.com. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.

* * *

PRINCIPAL STOCKHOLDERS

Following is the information with respect to any person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) who is known to the Corporation to beneficially own more than five percent (5%) of the outstanding Common Stock.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)	Percent of Class
BlackRock Inc. (2)	52,197,410	5.10%
40 East 52nd Street New York, NY 10022

Paulson & Co. Inc. (3)	67,000,000	6.55%
1251 Avenue of the Americas New York, NY 10020

Wellington Management Company, LLP(4)	64,267,202	6.28%
75 State Street Boston, MA 02109

(1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.

(2) Based solely on information contained in a Schedule 13G filed with the SEC on February 8, 2011 by BlackRock Inc. (“BlackRock”) reflecting its Common Stock holdings as of December 31, 2010. According to this statement, BlackRock beneficially owns 52,197,140 shares of Common Stock.

(3) Based solely on information contained in a Schedule 13G filed with the SEC on February 15, 2011 by Paulson & Co. Inc. (“Paulson”) reflecting its Common Stock holdings as of December 31, 2010. According to this statement, Paulson in its capacity as investment advisor has sole power to vote or direct the vote and to dispose or direct the disposition of 67,000,000 shares of Common Stock owned by Paulson’s advisory clients. Paulson disclaims beneficial ownership of such shares.

(4) Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2011 by Wellington Management Company, LLP (“Wellington”) reflecting its Common Stock holdings as of December 31, 2010. According to this statement, Wellington, in its capacity as investment advisor, may be deemed to beneficially own 64,267,202 of Common Stock which are owned by Wellington clients.

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SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the beneficial ownership of the Corporation’s Common Stock and preferred stock as of February 28, 2011, for each director and nominee for director and each Named Executive Officer (“NEO”) defined as the executive officers included in the Summary Compensation Table included in the “Compensation Discussion and Analysis” section of this Proxy Statement and by all directors, executive officers, the Corporate Secretary and the Principal Accounting Officer as a group.

Common Stock

	Amount and Nature of
	Beneficial		Percent of
Name	Ownership(1)		Class(2)
Alejandro M. Ballester	130,438	(3)	*
Richard L. Carrión	3,641,907	(4)	*
María Luisa Ferré	6,611,861	(5)	*
C. Kim Goodwin	—		*
Michael T. Masin	120,308		*
Manuel Morales Jr.	534,822	(6)	*
Frederic V. Salerno	167,111		*
William J. Teuber Jr.	121,022		*
Carlos A. Unanue	969,530	(7)	*
José R. Vizcarrondo	563,250	(8)	*
Ignacio Alvarez	222,739	(9)	*
Amílcar Jordán	289,854		*
Jorge A. Junquera	866,539	(10)	*
Carlos J. Vázquez	717,691	(11)	*
All directors, executive officers, the Corporate Secretary and the Principal Accounting Officer as a group (21 persons as a group)	16,048,312		1.57

Preferred Stock

			Amount and Nature of
			Beneficial		Percent of
Name		Title of Security	Ownership(1)		Class(2)
María Luisa Ferré	8.25%	Preferred Stock	4,175	(12)	*

All directors, executive officers, Corporate Secretary and the Principal Accounting Officer as a group (21 persons as a group)	8.25%	Preferred Stock	4,175		*

  (1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable as of February 28, 2011 or within 60 days after that date, as follows: Ms. Ferré, 16,122; Mr. Morales, 16,122; Mr. Salerno, 6,058; Mr. Vizcarrondo, 1,274; Mr. Jordán, 38,815; Mr. Junquera, 181,374; and Mr. Vázquez, 221,763, which represent 707,085 shares for all directors, executive officers, the Corporate Secretary and the Principal Accounting Officer as a group. Also, it includes shares granted under the Popular, Inc. 2004 Omnibus Incentive Plan and the Senior Executive Long-Term

5 POPULAR, INC. 2011 PROXY STATEMENT

Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Ballester, 39,764; Mr. Carrión, 438,187; Ms. Ferré, 83,334; Mr. Masin, 97,554; Mr. Morales, 118,634; Mr. Salerno, 128,593; Mr. Teuber, 118,742; Mr. Unanue, 38,627; Mr. Vizcarrondo, 80,702; Mr. Alvarez, 42,370; Mr. Jordán, 171,325; Mr. Junquera, 249,510; and Mr. Vázquez, 195,292, which represent 2,251,457 shares for all directors, executive officers, the Corporate Secretary, and the Principal Accounting Officer as a group. As of February 28, 2011, there were 1,023,110,458 shares of Common Stock outstanding and 1,120,665 shares of 8.25% Non-Cumulative Monthly Income Preferred Stock, 2008 Series B, outstanding.

  (2) “*” indicates ownership of less than 1% of the outstanding shares of Common Stock or 8.25% Non-Cumulative Monthly Income Preferred Stock, 2008 Series B, outstanding.

  (3) Includes 32,037 shares owned by Mr. Ballester’s wife and children.

  (4) Mr. Carrión owns 1,796,085 shares and also has indirect investment power over 225 shares owned by his youngest son and 34,077 shares owned by his wife. Mr. Carrión has 1,070,774 shares pledged as collateral. Mr. Carrión has a 17.89% ownership interest in Junior Investment Corporation, which owns 10,125,882 shares, of which 1,811,520 are included in the table as part of Mr. Carrión’s holdings. Junior Investment Corporation has 4,633,796 shares pledged as collateral.

  (5) Ms. Ferré has direct or indirect investment and voting power over 6,611,861 shares. Ms. Ferré owns 90,339 shares and has indirect investment and voting power over 3,081,082 shares owned by FRG, Inc., 437,401 shares owned by The Luis A. Ferré Foundation, 2,970 shares owned by RANFE, Inc., and 2,961,647 shares owned by El Día, Inc. All the shares owned by The Luis A. Ferré Foundation have been pledged as collateral. Ms. Ferré’s husband owns 22,300 shares.

  (6) Includes 386,365 shares owned by Mr. Morales’s mother over which he has voting power as attorney-in-fact.

  (7) Includes 757,312 shares held by Mr. Unanue’s mother, over which Mr. Unanue disclaims beneficial ownership. Mr. Unanue has an 8.33% interest in Island Can Corporation, of which he is General Manager, and which owns 640,000 shares, of which 53,312 are included in the table as part of Mr. Unanue’s holdings and over which he disclaims beneficial ownership.

  (8) Includes 278,629 shares owned by DMI Pension Trust and 35,000 owned by Forever Dependent, LLC, where Mr. Vizcarrondo serves as trustee and member of the investment committee and over which he disclaims beneficial ownership.

  (9) Includes 135,079 shares as to which Mr. Alvarez has a 50% undivided interest pending liquidation of the estate of his deceased spouse.

  (10) Includes 24,868 shares owned by Mr. Junquera’s son and daughter, over which he has voting power and disclaims beneficial ownership.

  (11) Includes 187,600 shares held by various family members, over which Mr. Vázquez has investment authority.

  (12) Reflects shares owned by Ms. Ferré’s husband.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Corporation’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, with respect to 2010, all filing requirements applicable to its officers and directors were satisfied, except for one report by each of the following executive officers each covering one transaction, which were filed late: Richard L. Carrión, David H. Chafey Jr., Amílcar Jordán, Jorge A. Junquera and Brunilda Santos de Alvarez.

* * *

6 POPULAR, INC. 2011 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

The Certificate of Incorporation and the Amended and Restated By-laws of the Corporation establish a classified Board pursuant to which the Board is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected or until his or her successor has been duly elected and qualified. At the Meeting, three directors assigned to “Class 3” are to be elected to serve until the 2014 annual meeting of stockholders or until their respective successors are duly elected and qualified. The remaining six directors of the Corporation will continue to serve as directors, as follows: until the 2012 annual meeting of stockholders of the Corporation, in the case of the directors assigned to “Class 1,” and until the 2013 annual meeting of stockholders, in the case of the directors assigned to “Class 2,” or in each case until their successors are duly elected and qualified.

The persons named as proxies have advised the Corporation that, unless otherwise instructed, they intend to vote at the Meeting the shares covered by the proxies FOR the election of the three nominees, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board may propose. The Corporation has no knowledge that any nominee will become unavailable for election.

The Corporation’s Amended and Restated By-Laws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that nominee). All nominees for election at the Meeting are currently serving on the Board, except for Ms. Goodwin, who is being nominated for the first time. Ms. Goodwin will be replacing Mr. Frederic V. Salerno, who announced his decision not to stand for reelection for a new three-year term. If stockholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director would continue to serve on the Board as a “holdover director.” Under the Corporation’s Amended and Restated Bylaws and Corporate Governance Guidelines, an incumbent director who is not elected by a majority of the votes cast shall tender his or her resignation to the Board. In that situation, the Corporation’s Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision.

The Board met 17 times during 2010. All directors attended 75% or more meetings of the Board and the meetings of committees of the Board on which such directors served. While the Corporation has not adopted a formal policy with respect to directors’ attendance at the meetings of stockholders, the Corporation encourages directors to attend such meetings. All of the directors then on the Board attended the 2010 annual meeting of stockholders. All of the Corporation’s directors are expected to attend the Meeting.

Information relating to participation in the Corporation’s committees, principal occupation, business experience during the past five years (including positions held with the Corporation or its subsidiaries, age and the period during which each director has served in such capacity), directorships and qualifications with respect to each director is set forth below. All of the Corporation’s current directors have been directors of the following subsidiaries of the Corporation since January 2007, except for Mssers. Ballester and Unanue, who became directors of these entities in January 2010: Banco Popular de Puerto Rico (the “Bank”), Popular International Bank, Inc., Popular North America, Inc. and Banco Popular North America.

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NOMINEES FOR ELECTION AS DIRECTORS AND OTHER DIRECTORS

Nominees for Election
Class 3 Directors
(terms expiring 2014)

PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE,
NAME AND AGE	DIRECTORSHIPS AND QUALIFICATIONS

María Luisa Ferré, age 47 Member of the Board since 2004	President and CEO of Grupo Ferré Rangel since 1999 and FRG, Inc. since 2001, the holding company for El Día, Inc. and Editorial Primera Hora, Inc., Puerto Rico newspapers. Publisher and Chairwoman of the Board of Directors of El Día, Inc. and Editorial Primera Hora, Inc. since 2006. Member of the Board of Directors of El Nuevo Día, Inc. since 2003. President and Trustee of the Luis A. Ferré Foundation since 2003. Director and Vice President of the Ferré Rangel Foundation since 1999.

Ms. Ferré is the President and CEO of Grupo Ferré Rangel, a privately owned business and the largest communications and media group in Puerto Rico with consolidated assets of approximately $500 million and annual revenue of approximately $310 million as of December 31, 2010. Grupo Ferré Rangel also has a real estate division in Puerto Rico and the United States and a distribution company. She holds positions as director and officer of numerous entities related to the Grupo Ferré Rangel and is the Publisher and Chairwoman of the board of directors of the entity that publishes Puerto Rico’s most widely read and influential newspaper. As a result of these experiences, Ms. Ferré understands thoroughly the Corporation’s main market and has developed management and oversight skills which allow her to make significant contributions to the Board. She also provides thoughtful insight regarding the communication needs of the Corporation. She serves as director and trustee of philanthropic and charitable organizations related to fine arts and education.

C. Kim Goodwin, age 51 New Nominee	Private investor since 2008. Managing Director and Head of Equities (Global), Asset Management Division of Credit Suisse Group, a major financial services company, from September 2006 to July 2008. Director of Akamai Technologies, Inc., a technology and Internet corporation with more than $1,023.6 million in annual revenues as of December 31, 2010, since October 2008, and prior to that from January 2004 to November 2006. Chief Investment Officer — Equities of State Street Corporation, a money management firm from September 2002 to January 2005. Former Director of CheckFree Corporation, a provider of information management and electronic commerce solutions acquired by Fiserv, Inc. in 2007.

Ms. Goodwin’s experience as a senior investment officer at several global financial services firms will provide the Board with valuable insight into the perspective of institutional investors. Her analytical skills and understanding of global financial markets will also be a valuable asset for a financial services firm such as the Corporation. Ms. Goodwin will also provide to the Corporation with valuable insight in the area of the use of technology by financial firms.

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PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE,
NAME AND AGE	DIRECTORSHIPS AND QUALIFICATIONS

William J. Teuber Jr., age 59 Member of the Board since 2004	Vice Chairman of EMC Corporation since 2006, Executive Vice President since 2001 and Chief Financial Officer from 1997 to 2006. Trustee of the College of the Holy Cross since September 2009.

Mr. Teuber has significant financial and financial reporting expertise, which he acquired as a Partner in Coopers & Lybrand LLP from 1988 to 1995 and then as Chief Financial Officer of EMC Corporation, a world leader in information infrastructure technology and solutions with over $17 billion of revenue during the year ended December 31, 2010, of which he is currently Vice Chairman. At EMC he has demonstrated vast management and leadership skills as he led EMC’s worldwide finance operation and was responsible for all of its financial reporting, balance sheet management, foreign exchange, audit, tax and investor relations function. Currently Mr. Teuber assists the Chairman, President and Chief Executive Officer of EMC in the day-to-day management of EMC, and leads EMC Customer Operations, the company’s worldwide sales and distribution organization, which allows Mr. Teuber to provide the Board with a unique global perspective.

Class 1 Directors
(terms expiring 2012)

Alejandro M. Ballester, age 44 Member of the Board since 2010	President of Ballester Hermanos, Inc., a food and beverage distributor, since 2007 and Senior Vice President from 2005 to 2007. Member of the Board of Directors of the Government Development Bank for Puerto Rico and two of its affiliates during 2009.

Mr. Ballester has a comprehensive understanding of Puerto Rico’s consumer products and distribution industries acquired through 20 years of experience at Ballester Hermanos, Inc., a privately owned business dedicated to the importation and distribution of grocery products as well as beer, liquors and wine for the retail and food service trade in Puerto Rico. As of December 31, 2010, Ballester Hermanos had approximately $100 million in assets and an annual revenue of approximately $230 million for the year then ended. Mr. Ballester is familiar with the challenges faced by family businesses, which constitute an important market segment for Popular’s commercial banking units. He has proven to be a successful entrepreneur establishing the food service division of Ballester Hermanos in 1999, which today accounts for 30% of the firm’s revenues. As a director of the Government Development Bank for Puerto Rico until 2009 and member of its audit and investment committees, Mr. Ballester obtained experience in overseeing a variety of fiscal issues related to various government agencies, instrumentalities and municipalities. The experience, skills and understanding of the Puerto Rico economy and government financial condition acquired by Mr. Ballester have been of great value to the Board.

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PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE,
NAME AND AGE	DIRECTORSHIPS AND QUALIFICATIONS

Carlos A. Unanue, age 47 Member of the Board since 2010	President of Goya de Puerto Rico, Inc. since 2003 and of Goya Santo Domingo, S.A. since 1994, food processors and distributors.

Mr. Unanue has 25 years of experience at Goya Foods, Inc., a privately held family business with operations in the United States, Puerto Rico, Spain and the Dominican Republic that is dedicated to the sale, marketing and distribution of Hispanic foodstuff as well as to the food processing and canned foodstuff manufacturing business. Through his work with Goya Foods, Mr. Unanue has developed a profound understanding of the Corporation’s two main markets, Puerto Rico and the United States. His experience in distribution, sales and marketing has provided him with the knowledge and experience to contribute to the development of the Corporation’s business strategy, while his vast experience in management at various Goya entities has allowed him to make valuable contributions to the Board in its oversight functions.

Richard L. Carrión, age 58 Member of the Board since 1990	Chairman of the Board since 1993. CEO of the Corporation since 1994 and President from 1991 to January 2009 and from May 2010 to present. Chairman of the Bank since 1993 and CEO since 1989. President of the Bank from 1985 to 2004 and from May 2010 to present. Chairman and CEO of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of the Corporation. Director of the Federal Reserve Bank of New York since January 2008. Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1982. Chairman and Director of Banco Popular Foundation, Inc. since 2005. Member of the Board of Directors of Verizon Communications, Inc. since 1995. Member of the Board of Directors of Wyeth from 2000 to 2006.

Mr. Carrión’s 35 years of banking experience, 26 at the head of the Corporation, Puerto Rico’s largest financial institution, has given him a unique level of knowledge of the Puerto Rico financial system. Mr. Carrión is a well recognized leader with a vast knowledge of the Puerto Rico economy, and is actively involved in major efforts impacting the local economy. His knowledge of the financial industry has led him to become a director of the Federal Reserve Bank of New York. He is also a Member of the Executive Board of the International Olympic Committee and Chairman of the International Olympic Committee Finance Commission.

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Class 2 Directors
(terms expiring 2013)

NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

Michael T. Masin, age 66 Member of the Board since 2007	Private investor since February 2008. Senior Partner of O’Melveny & Myers, LLP, a major international law firm with 14 offices and approximately 900 lawyers, from January 2004 to February 2008. Vice Chairman and Chief Operating Officer of Citigroup from 2002 to 2004. Trustee and member of the Executive Committee of Weill Cornell Medical School since 2003. Trustee of the Weill Family Foundation since 2002.

Mr. Masin’s experience as Vice Chairman and Chief Operating Officer of Citigroup from 2002 to 2004, a multi-billion financial institution, provides the Board and the Corporation access to an individual with a significant experience in governance, executive transition issues, management of financial institutions and a framework to address the complex challenges which financial institutions face. The knowledge and experience he obtained as Senior Partner of the international law firm O’Melveny & Myers enriches the Board with practical know-how and legal skills that are useful in the discussion and evaluation of financial and general corporate affairs. Mr. Masin was also Vice Chairman and President of Verizon Communications, Inc. from 2000 to 2002 and served on the Board of Directors of Verizon’s predecessor, GTE Corporation, from 1990 to 2000. Mr. Masin also serves as Trustee of educational, philanthropic and charitable institutions in some of the principal markets served by the Corporation.

Manuel Morales Jr., age 65 Member of the Board since 1990	President of Parkview Realty, Inc. since 1985, the Atrium Office Center, Inc. since 1996 and Atrium Business Center since 1995, privately held companies engaged in real estate leasing. Member of the Board of Trustees of Fundación Banco Popular, Inc. since 1981. Member of the Board of Trustees of the Caribbean Environmental Development Institute since 1994 and of Fundación Angel Ramos, Inc. since 1998.

Mr. Morales has been a director of the Bank, the Corporation’s main banking subsidiary, since 1978 and of the Corporation since 1990, and therefore brings to the Board the benefit of the institutional knowledge and prior experiences which are relevant to the Board’s decision making processes. He has previously served as chairman of the Audit Committee of the Corporation. Throughout the years, he has demonstrated a firm commitment to the Corporation and has developed an intrinsic understanding of the Corporation’s core businesses, markets and areas of risks and opportunities. Mr. Morales’s experience in the management and ownership of various real estate leasing businesses in Puerto Rico with aggregate assets of approximately $26 million and average annual revenue of $5 million as of December 31, 2010, gives him an in depth understanding of the economic conditions of a business segment that is important for the Corporation’s commercial banking division in Puerto Rico. Mr. Morales has served as Director and Chairman of the Board of the Puerto Rico Chamber of Commerce, Director of the Better Business Bureau and Trustee of some of the most renowned educational, philanthropic and charitable institutions in Puerto Rico, including the Bank’s philanthropic arm, Fundación Banco Popular, Inc.

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NAME AND AGE	PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE, DIRECTORSHIPS AND QUALIFICATIONS

José R. Vizcarrondo, age 49 Member of the Board since 2004	President, CEO and partner of Desarrollos Metropolitanos, L.L.C., a privately held general construction company since 2004. Member of the Trust Committee of the Bank since 2004. Member of the Board of Directors of the Puerto Rico Chapter of the National Association of Home Builders since 2002. Member of the Board of Directors of Hogar Cuna San Cristóbal Foundation since 2002, a non-profit foundation.

As President, CEO and partner of Desarrollos Metropolitanos, L.L.C., one of the principal companies dedicated to the development and construction of residential, commercial, industrial, and institutional projects in Puerto Rico, Mr. Vizcarrondo has developed extensive experience with respect to the business environment in Puerto Rico, particularly in the real estate and construction industries in which he has worked for the past 26 years. His knowledge of the construction industry is of benefit to the Board as it provides a better understanding of the real estate industry, which has experienced a material deterioration in recent years and represents a material risk to the Corporation. Desarrollos Metropolitanos is a privately held business with assets of approximately $36 million and an annual revenue of approximately $33 million as of December 31, 2010. Mr. Vizcarrondo serves as Director of the Puerto Rico Chapter of the National Association of Home Builders, and therefore provides important experience regarding one of the key industries served by the Bank.

MEMBERSHIP IN BOARD COMMITTEES

▪ Member	▲ Chairman	Financial Expert

Corp. Gov. &
	Name	Audit	Compensation	Nominating	Risk

Class 1	Alejandro M. Ballester	■		■

Richard L. Carrión

	Carlos A. Unanue	■			■

Class 2	Michael T. Masin		■	■	■

	Manuel Morales Jr.			▲

	José R. Vizcarrondo				■

Class 3	María Luisa Ferré		▲	■	■

	Frederic V. Salerno	▲		■	■

	William J. Teuber Jr.	■	■		▲

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COMPENSATION OF DIRECTORS

Under the terms of the compensation package for non-employee directors of the Corporation in effect since July 2004, each non-employee director receives an annual retainer of $20,000, while directors that are elected as chairmen of any Board committee receive an annual retainer of $25,000. The retainer may be paid in either cash or restricted stock under the 2004 Omnibus Plan, at the director’s election. The directors also receive an annual grant of $35,000 payable in the form of restricted stock under the 2004 Omnibus Plan. These payments represent compensation for the twelve-month period commencing on the date of the annual meeting of stockholders.

In addition, non-employee directors receive $1,000 for each Board or committee meeting attended, payable in either cash or restricted stock at the director’s election. All restricted stock awards are subject to risk of forfeiture and restrictions on transferability until retirement of the director, when the awards become vested. Any dividends paid on the restricted stock during the vesting period are reinvested in shares of Common Stock. All current members of the Board have elected to receive the annual retainer and meeting fees in restricted stock instead of cash. Separate fees are paid for Board and committee meetings when they occur on the same day.

The Corporate Governance and Nominating Committee has primary responsibility for recommending director compensation levels subject to approval by the full Board. The role of executive officers in this process is limited to assisting the Corporate Governance and Nominating Committee in gathering information regarding peer institutions. In December 2010, the Corporate Governance and Nominating Committee engaged Pearl Meyer & Partners, a compensation consultant, to perform an analysis of current outside director compensation. Compensation was compared to peer banks of 18 publicly traded companies, similar in asset size to the Corporation. The outside consultant concluded that average actual director compensation approximates the market median, however, because the Board meets more frequently than peers the overall total compensation was below market, primarily as a reflection of lower retainer and meeting fees. The Board decided that, although director compensation was below market, it was not appropriate, at this time, to revise outside director compensation in light of the current financial results of the Corporation.

The Corporation reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Corporation-related business expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes). The following table provides compensation information for the Corporation’s non-employee directors during 2010.

2010 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

				Non-Equity
				Incentive	Nonqualified
	Fees Earned	Stock	Option	Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(a)	($)(b)	($)	($)	Earnings ($)	($)	Total ($)

Alejandro M. Ballester	$75,445	$44,528	-	-	-	-	$119,973
Juan J. Bermúdez(c)	5,000	-	-	-	-	-	5,000
María Luisa Ferré	68,000	35,000	-	-	-	-	103,000
Michael T. Masin	62,000	35,000	-	-	-	-	97,000
Manuel Morales Jr.	61,000	35,000	-	-	-	-	96,000
Francisco M. Rexach Jr.(c)	5,000	-	-	-	-	-	5,000
Frederic V. Salerno	80,000	35,000	-	-	-	-	115,000
William J. Teuber Jr.	73,000	35,000	-	-	-	-	108,000
Carlos Unanue	72,445	44,528	-	-	-	-	116,973
José R. Vizcarrondo	64,000	35,000	-	-	-	-	99,000

(a) Represents the cash value of fees earned by non-employee directors for attending the Corporation’s Board and committee meetings and the annual retainer. All current members of the Board have elected to receive such compensation in restricted stock instead of cash.

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(b) Represents the payment of an annual grant of $35,000 payable in shares of restricted stock under the 2004 Omnibus Plan. For Mssrs. Ballester and Unanue includes an additional $9,528, which represents the payment of the annual grant related to the time served from the time they assumed their position as directors in January 2010 to the date of the annual meeting of stockholders.

(c) Retired as director in January 2010.

Each non-employee director must own Common Stock with a dollar value equal to five times his or her annual retainer. Non-employee directors are required to achieve that ownership level within three years of being named or elected as a director. Each director and nominee for director is currently in compliance with his or her Common Stock ownership requirements.

* * *

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CORPORATE GOVERNANCE

The Corporation maintains a corporate governance section on its website www.popular.com, where investors may find copies of its principal governance documents. The corporate governance section of the Corporation’s website contains, among others, the following documents:

Code of Ethics
Audit Committee Charter
Corporate Governance & Nominating Committee Charter
Corporate Governance Guidelines
Compensation Committee Charter
Excessive or Luxury Expenditures Policy

BOARD OF DIRECTORS INDEPENDENCE

The Corporation has a majority of independent directors. The Board has determined that the following directors have no material relationship with the Corporation and are independent under the director independence standards of The Nasdaq Stock Market (“Nasdaq”).

Alejandro M. Ballester	María Luisa Ferré
Michael T. Masin	Manuel Morales Jr.
Frederic V. Salerno	William J. Teuber Jr.
Carlos A. Unanue

As part of the process to determine independence, Mr. Vizcarrondo requested that he not be considered independent as a result of the non-performing status of a loan extended by the Corporation’s principal banking subsidiary to an entity controlled by Mr. Vizcarrondo and his father. See “Other Relationships Transactions and Events” section. In connection with this decision, Mr. Vizcarrondo resigned from the Compensation Committee effective February 18, 2011. In determining Ms. Ferré’s independence, the Board considered payments made by the Corporation in the ordinary course of business to various entities related to Ms. Ferré in connection with advertising activities of the Corporation. During 2010, the independent directors met in executive or private sessions without the Corporation’s management after every regularly scheduled Board meeting.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The Corporation does not have a policy on whether the Chairman and Chief Executive Officer (“CEO”) positions should be separate or combined. Since 1994, Mr. Carrión has served as the Corporation’s Chairman and CEO. The Board believes that this leadership structure best serves the interests of the Corporation as it allows for a clearly defined leadership structure and for increased efficiency and a tighter leadership coordination. It also allows the CEO to work more closely and collegially with the members of the Board to establish the direction of the Corporation. The Board continually evaluates the Corporation’s leadership structure and could in the future decide not to combine the Chairman and CEO positions if it understands that doing so would serve the best interests of the Corporation.

On February 18, 2010, the Board amended its Corporate Governance Guidelines to require the designation of a lead director when the Chairman of the Board is not an independent director. The lead director is an independent director elected annually by a majority of the independent members of the Board. On February 18, 2011, Mr. Teuber was appointed to succeed Mr. Frederic V. Salerno as lead director upon the expiration of Mr. Salerno’s term on April 28, 2011. The Corporate Governance Guidelines provide that the lead director will have the following responsibilities:

•	preside over all meetings of the Board at which the Chairman is not present;

•	preside over executive sessions of the independent directors;

•	have authority to call meetings of independent directors;

•	act as the liaison between the independent directors and the Chairman of the Board and CEO;

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•	ensure that independent directors have adequate opportunities to meet in executive sessions and communicate to the CEO, as appropriate, the results of such sessions and other private discussions among outside directors;

•	assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board;

•	serve as the contact person to facilitate communications requested by major shareholders with independent members of the Board;

•	approve, in collaboration with the CEO, meeting agendas and information sent to the Board;

•	approve, in collaboration with the CEO, meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	serve temporarily as Chairman of the Board and the Board’s spokesperson if the Chairman is unable to act;

•	interview Board candidates; and

•	ensure the Board works as a cohesive team.

The Board has a significant role in the risk oversight of the Corporation. The Board has a Risk Management Committee that is responsible for the review, approval and monitoring of the Corporation’s risk management policies that measure, limit and manage the Corporation’s risks, while seeking to maintain the effectiveness and efficiency of the operating and business processes. The Committee also participates in the review and approval of the Corporation’s allowance for loan losses on a quarterly basis. In order to carry out its responsibilities, the Risk Management Committee regularly meets with management to assess the major risks of the Corporation, including credit, liquidity, market, strategic and operational risks. The Corporation’s Risk Manager as well as the CEO, Chief Financial Officer and Chief Legal Officer participate in the meetings of the Risk Management Committee and inform the Committee of specific risk analyses, as well as general business risks relating to the environment in which the Corporation operates and the Corporation’s general risk profile. After each meeting, the Risk Management Committee reports to the Board in full. Whenever it is deemed appropriate, management gives presentations to the Board in full in connection with specific risk related issues such as those related to compliance.

The Audit Committee assists the Board in the oversight of accounting and financial reporting principles and policies, internal controls and procedures, and controls over financial reporting. The Audit Committee reviews reports from management, independent auditors, internal auditors, compliance, legal counsel, regulators and outside experts, as considered appropriate, that include risks the Corporation faces and the Corporation’s risk management function. Internal Audit presents to the Audit Committee for evaluation and approval its annual risk assessment, which identifies the areas to be included in the annual audit plan. In connection with the oversight of internal controls over financial reporting, management keeps the Audit Committee informed of any notable deficiencies and material weaknesses. Any significant deficiencies and material weaknesses are reported to the full Board. The Audit Committee meets periodically with management to discuss risk related matters. After each meeting, the Audit Committee reports to the Board in full.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the Board or any of its members may do so by writing to: Popular, Inc., Board of Directors (751), P.O. Box 362708, San Juan, PR 00936-2708. Alternatively, a stockholder may contact the Corporation’s Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en. Communications received by the Audit Committee that are not related to accounting or auditing matters, may in its discretion be forwarded by the Audit Committee or any of its members, to other committees of the Board or the Corporation’s management for review.

STANDING COMMITTEES

The Board has standing Audit, Risk Management, Compensation and Corporate Governance and Nominating committees, all of which operate under written charters.

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Audit Committee

The Audit Committee consists of three or more members of the Board. The members of the Audit Committee each have been determined by the Board to be independent as required by the director independence rules of Nasdaq.

Currently, the Audit Committee is comprised of four non-employee directors, all of whom are independent. The Audit Committee held twelve meetings during 2010. Earnings releases, Form 10-K and Form 10-Q filings were discussed in eight of such meetings.

The Audit Committee’s primary purpose is to assist the Board in its oversight of the accounting and financial reporting processes of the Corporation. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on December 21, 2010.

         Audit Committee Financial Experts

The Board has determined that Frederic V. Salerno and William J. Teuber Jr. are the financial experts as defined by Item 407(d)(5) of Regulation S-K, and are independent within the meaning of the director independence rules of Nasdaq. Mr. Salerno has decided not to stand for reelection and his term expires on April 28, 2011. For a brief listing of Mr. Teuber’s relevant experience, please refer to the “Nominees for Election as Directors and other Directors” section.

Risk Management Committee

The Risk Management Committee consists of three or more members of the Board. The Risk Management Committee held eleven meetings during 2010. The purpose of the Risk Management Committee is to assist the Board in the monitoring of policies and procedures that measure, limit and manage the Corporation’s risks while seeking to maintain the effectiveness and efficiency of the operating and businesses processes. It also assists the Board in the review and approval of the Corporation’s risk management policies and processes.

Compensation Committee

The Compensation Committee consists of at least three members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under the Nasdaq’s director independence rules. The Compensation Committee held seven meetings during 2010.

The purpose of the Compensation Committee is to discharge the Board’s responsibilities (subject to review by the full Board) relating to compensation of the Corporation’s NEOs and all other executive officers, evaluate compensation plans for senior executive officers and take actions to ensure that such plans do not encourage them to take unnecessary and excessive risks that may threaten the value of the Corporation, review employee compensation programs and make reasonable efforts to limit any unnecessary risks that those programs may pose to the Corporation, review and discuss with management the Corporation’s Compensation Discussion and Analysis, and produce an annual report on executive compensation for inclusion in the Corporation’s Proxy Statement.

The Compensation Committee acts pursuant to a written charter that was most recently amended on December 22, 2009. Under its charter, the Compensation Committee:

•	reviews and approves the corporate goals and objectives related to the CEO’s compensation, conducts the CEO’s annual performance review, and establishes the CEO’s compensation based on the annual performance review;

•	annually reviews with the CEO the performance of other NEOs;

•	reviews and approves compensation programs and awards applicable to NEOs and members of the Corporation’s Senior Management Team, as well as the compensation structure for all other executives;

•	reviews with the CEO plans for executive officer development and succession;

•	recommends to the Board cash and equity-based plans in which NEOs participate;

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•	in accordance with Emergency Economic Stabilization Act of 2008 requirements, at least every six months evaluates and reviews with the Senior Risk Officer the compensation plans for the Senior Executive Officers (as defined in the “Compensation and Discussion Analysis” section of this Proxy Statement) and other employees in light of the risks they may pose to the Corporation;

•	takes necessary actions to limit any risks identified as a result of the risk-related reviews; and

•	annually evaluates and reports to the Board on the Compensation Committee’s own performance.

         Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Corporation. No NEO of the Corporation served on any board of directors’ compensation committee of any other company for which any of the directors of the Corporation served as NEO at any time during 2010. Other than disclosed in the “Other Relationships, Transactions and Events” section, none of the members of the Compensation Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC’s Regulation S-K.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under Nasdaq’s director independence rules. The Corporate Governance and Nominating Committee held four meetings during 2010.

The purpose of the Corporate Governance and Nominating Committee is as follows:

•	identify and recommend individuals to the Board for nomination as members of the Board and its committees;

•	identify and recommend individuals to the Board for nomination as CEO of the Corporation;

•	identify and recommend individuals to the Board for nomination as Chairman of the Corporation;

•	promote the effective functioning of the Board and its committees; and

•	develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and review these principles at least once a year.

NOMINATION OF DIRECTORS

Under the Corporation’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director considering the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	ability and willingness to commit adequate time to Board and committees matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation; and

•	diversity of viewpoints, background, experience and other demographic factors.

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, the Committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board in light of the Board’s composition at the time.

The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. Generally, nominees are recommended by the Chairman of the Board or existing directors. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is

18 POPULAR, INC. 2011 PROXY STATEMENT

recommended by a stockholder. The Corporate Governance and Nominating Committee did not receive any recommendation for nomination from stockholders for the Meeting. Ms. Goodwin was recommended as a nominee for director by a non-management director.

Stockholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at the Corporation’s 2012 annual meeting of stockholders may do so by submitting in writing advance notice to the Corporation of nominations not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by the Corporation of the date of such meeting. Under the Corporation’s Amended and Restated By-Laws, stockholder’s nomination must be accompanied by certain information, including the nominees’ names and a brief description of the nominees’ judgment, skills, diversity and experience with businesses and other organizations. Such information must be addressed to the Secretary of the Board of Directors (751) at Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, 00918.

CODE OF ETHICS

The Board has adopted a Code of Ethics (the “Code”) to be followed by the Corporation’s employees, officers (including the CEO, Chief Financial Officer and Corporate Comptroller) and directors to achieve conduct that reflects the Corporation’s ethical principles. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in the securities of the Corporation and potential conflicts of interest. Directors, NEOs, executive officers and employees are required to be familiar with and comply with the Code. The Code provides that any waivers for NEOs, executive officers, or directors may be made only by the independent members of the Board and must be promptly disclosed to the stockholders. During 2010, the Corporation did not receive nor grant any request from directors, NEOs or executive officers for waivers under the provisions of the Code. The Code was last revised on September 16, 2010 and is available on the Corporate Governance section of the Corporation’s website, www.popular.com. The Corporation will post on its website any amendments to the Code or any waivers to the CEO, Chief Financial Officer, Corporate Comptroller or directors.

* * *

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EXECUTIVE OFFICERS

The following information sets forth the names of the executive officers of the Corporation, their age, business experience and directorships during the past five years, as well as the period during which each such person has served as executive officer of the Corporation.

Richard L. Carrión, age 58

Chairman of the Board since 1993. CEO of the Corporation since 1994, and President from 1991 to January 2009 and since May 2010. For additional information, please refer to the “Nominees for Election as Directors and other Directors” section of this Proxy Statement.

Jorge A. Junquera, age 62

Senior Executive Vice President of the Corporation since 1997. Chief Financial Officer of the Corporation and the Bank and Supervisor of the Financial Management Group of the Corporation since 1996. President and Director of Popular International Bank, Inc., a direct wholly-owned subsidiary of the Corporation, since 1996. Director of the Bank until 2000 and from 2001 to present. Director of Popular North America, Inc. since 1996 and of other indirect wholly-owned subsidiaries of the Corporation.

Carlos J. Vázquez, age 52

President of Banco Popular North America since September 2010. Executive Vice President of the Corporation since February 2010 and from 1997 to April 2004. Senior Executive Vice President of the Bank since 2004. Supervisor in charge of Individual Credit Operations in Puerto Rico and Individual Banking in the United States from January 2009 to September 2010. Director of the Bank and of Banco Popular North America since October 2010. Director of Popular Securities, Inc. and other indirect wholly owned subsidiaries of the Corporation. Vice Chairman of the board of directors of Banco Popular Foundation since November 2010.

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Ignacio Alvarez, age 52

Executive Vice President and Chief Legal Officer of the Corporation since June 2010. Partner of Pietrantoni Méndez & Alvarez LLP, a San Juan, Puerto Rico based law firm, from September 1992 to June 2010. Member of the Board of Regents of Georgetown University since October 2008.

Juan Guerrero, age 51

Executive Vice President of the Bank in charge of the Financial and Insurance Services Group since 2004. Director of Popular Securities, Inc. since 1995, Popular Insurance, Inc. since 2004 and of other subsidiaries of the Corporation. Director of the Popular Family of Funds since 2001 and PRITFF Family of Funds from 1999 to 2010. Senior Vice President of the Bank from 1990 to 2004.

Amílcar Jordán, age 49

Executive Vice President of the Corporation since 2004. Supervisor in charge of the Corporate Risk Management Group since 2004. Senior Vice President and Comptroller of the Corporation from 1995 to 2004. Director of March of Dimes, Puerto Rico Chapter, since 2005.

Gilberto Monzón, age 51

Executive Vice President of the Bank in charge of the Individual Credit Group since October 2010. Executive Vice President of Popular Mortgage from July 1998 to October 2010 in charge of mortgage origination and servicing.

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Eduardo J. Negrón, age 46

Executive Vice President of the Corporation since 2008. Supervisor in charge of the Administration Group since December 2010, of the People Group from 2009 to 2010 and of the Corporate People and Communications Group from 2008 to 2009. Senior Vice President, Deputy Chief Legal Officer and Director of Government Affairs from 2005 to 2008. Member of the Board of Trustees and Treasurer of Fundación Banco Popular since 2008 and Director and Treasurer of the Banco Popular Foundation since 2008. Director of the Fundación Luis Muñoz Marín since 2005 and Treasurer since 2009.

Néstor Obie Rivera, age 64

Executive Vice President of the Bank in charge of the Retail Banking and Operations Group since April 2004. Senior Vice President of the Bank in charge of the Individual Banking Division from 1988 to 2004.

Elí Sepúlveda, age 48

Executive Vice President of the Corporation since February 2010 and of the Bank since December 2009. Supervisor in charge of the Commercial Credit Group in Puerto Rico since January 2010. Senior Vice President in charge of the Commercial Credit Division of the Bank from June 2008 to December 2009. President of Popular Auto, Inc., an indirect subsidiary of the Corporation, from 2004 to 2008.

Ricardo Toro, age 63

Executive Vice President of the Bank in charge of the Commercial Banking Group in Puerto Rico since 2010. Senior Vice President in charge of the Corporate Banking Division of the Bank from 1989 to 2009.

* * *

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FAMILY RELATIONSHIPS

Mr. Richard L. Carrión, Chairman of the Board, President and CEO of the Corporation, is the uncle of Mr. José R. Vizcarrondo, a director of the Corporation.

* * *

OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS

Our Audit Committee has adopted Procedural Guidelines with Respect to Related Person Transactions (the “Related Party Transaction Guidelines”) to identify and evaluate potential conflicts of interest, independence factors and disclosure obligations arising out of financial transactions, arrangements and relationships between the Company and its related persons. Pursuant to the Related Party Transaction Guidelines, the Corporation’s policy is to enter into or ratify related person transactions only when the Board of Directors, acting through the Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interest of the Corporation and its stockholders.

When the Corporation or any of its subsidiaries intends to enter into a related person transaction, a Related Person Transaction Request Form is submitted to the Audit Committee for review. Such form contains, among other things, an explanation of the proposed transaction, benefits to the Corporation and an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. In the event the Corporation becomes aware of a related person transaction that has not been approved following the Related Party Transaction Guidelines, the Audit Committee considers all relevant facts and circumstances regarding the related person transaction and evaluates all options available to the Corporation including ratification, revision or termination. The Audit Committee also examines the facts and circumstances pertaining to the failure of reporting such related person transaction to the Committee, as required by the Related Party Transaction Guidelines, and may take such action it deems appropriate.

During 2010, the Corporation engaged, in the ordinary course of business, the legal services of the law firm McConnell Valdés LLC, of which Mr. Samuel T. Céspedes, Secretary of the Board of Directors of the Corporation and the Bank, is a Senior Counsel. The fees paid to McConnell Valdés LLC for fiscal year 2010 amounted to approximately $2,800,000. During 2010, the Corporation also engaged, in the ordinary course of business, the legal services of Pietrantoni Méndez & Alvarez LLP, of which Mr. Ignacio Alvarez and Mr. Antonio Santos, husband and brother, respectively, of Ms. Brunilda Santos de Álvarez, Executive Vice President & Chief Legal Officer of the Corporation until March 2010, when she passed away, were partners. In June 2010, Mr. Alvarez ceased to be a Partner at Pietrantoni Méndez & Alvarez and became Executive Vice President and Chief Legal Officer of the Corporation. The fees paid to Pietrantoni Méndez & Alvarez LLP for fiscal year 2010 amounted to approximately $2,300,000, which include $495,000 paid by the Corporation’s clients in connection with commercial loan transactions and $29,100 paid by investment companies managed by the Bank. In addition, Pietrantoni Méndez & Alvarez LLP leases office space in the Corporation’s headquarters building, which is owned by the Bank, and engages the Bank as trustee of its retirement plan. During 2010, Pietrantoni Méndez & Alvarez LLP made lease payments to the Bank of approximately $830,000 and paid the Bank approximately $50,000 for its services as trustee. The rent and trustee fees paid by Pietrantoni Méndez & Alvarez LLP were at market rates. Finally, during 2010 the Corporation engaged, in the ordinary course of business, the legal services of the law firm Reichard & Escalera, of which Héctor Reichard, father-in-law of Eduardo J. Negrón, Executive Vice President of the Corporation, is a Partner. The fees paid to Reichard & Escalera for the fiscal year 2010 amounted to approximately $140,000. The engagement of the aforementioned law firms was approved by the Audit Committee, as required by the Related Party Transaction Guidelines.

In 2010, the Corporation and its subsidiaries contributed approximately $518,000 to Fundación Banco Popular, Inc. (the “Fundación”) in connection with the matching of employee contributions. The Fundación is a Puerto Rico not-for-profit corporation created to improve quality of life in Puerto Rico. As the Bank’s philanthropic arm it provides a scholarship fund for employees’ children and supports education and community development projects. Richard L. Carrión (Chairman, President and CEO of the Corporation), Manuel Morales Jr. (director of the Corporation), Eduardo J. Negrón (Executive Vice President of the Corporation) and Alfonso Ballester (father of Alejandro M. Ballester, director of the Corporation) are members of the Fundación’s Board of Trustees. The Bank appoints five of the nine members of the Board of Trustees. The remaining four trustees are appointed by the Fundación. The Corporation provides significant human and operational resources to support the activities of the Fundación. The Bank and the Puerto Rico employees of the Corporation (through voluntary personal donations) are the main source of funds of the Fundación.

23 POPULAR, INC. 2011 PROXY STATEMENT

During 2004, the Banco Popular Foundation, Inc. (“Banco Popular Foundation”), an Illinois not-for-profit corporation, was created to strengthen the social and economic well-being of the communities served by Banco Popular North America. The Banco Popular Foundation is Banco Popular North America’s philanthropic arm and provides support to charitable organizations for community development and education. During 2010, Banco Popular North America made a contribution to the Banco Popular Foundation of approximately $44,000 in connection with the matching of employee contributions. Richard L. Carrión (Chairman, President and CEO of the Corporation), Carlos J. Vázquez and Eduardo J. Negrón (both Executive Vice Presidents of the Corporation) are members of the Board of Directors of the Banco Popular Foundation. Banco Popular North America provides significant human and operational resources to support the activities of the Banco Popular Foundation.

Certain directors and NEOs have immediate family members who are employed by subsidiaries of the Corporation. The compensation of these family members is established in accordance with the pertinent subsidiary’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Set forth below is information on those family members of directors and NEOs of the Corporation who are employed by the Corporation’s subsidiaries and received a total compensation in excess of $120,000 during 2010.

Two sons and a daughter-in-law of Francisco M. Rexach Jr., a director of the Corporation until January 26, 2010, are employed as Vice President of the Construction Loans Administration Division of the Bank, Project Coordinator of the Individual Lending Service Division of the Bank, and as Assistant Vice President of the Trust Division of the Bank, respectively, and received an aggregate compensation of approximately $230,000 during 2010. The son of Manuel Morales Jr., a director of the Corporation, is employed as Senior Vice President of the System Development Division of EVERTEC, Inc. He received compensation in the amount of approximately $143,000 until September 30, 2010, when 51% of EVERTEC was sold to an unrelated third party. A brother of José R. Vizcarrondo, a director of the Corporation, and nephew of Mr. Richard L. Carrión, was employed as Vice President in the Merchant Business Administration Division of the Bank until June 30, 2010 when the Merchant Business Administration Division was transferred to EVERTEC. He received compensation of approximately $158,000 until September 30, 2010. The disclosed amounts include payments of salary, bonus and incentives. Other benefits and payments did not exceed $12,000. The compensation paid to these individuals was approved and ratified by the Audit Committee under the Related Party Transaction Guidelines.

In August 2009, the Bank sold part of the real estate assets and related construction permits, which had been received from a Bank commercial customer as part of a workout agreement, to TP Two, LLC for $13.5 million. TP Two, LLC is controlled by José R. Vizcarrondo, a director of the Corporation and a nephew of the Corporation’s Chairman, President and CEO, and Mr. Julio Vizcarrondo, Jr., the brother-in-law of the Chairman, President and CEO of the Corporation. The Bank received two offers from reputable developers and builders, and TP Two, LLC offered the higher amount. The sales price represented the value of the real estate according to an appraisal report. This transaction was approved by the Audit Committee as required by the Related Party Transaction Guidelines. The Bank provided a loan facility to finance the acquisition and completion of the residential construction project. At December 31, 2010, the Corporation had recognized a loss of $8.6 million out of an outstanding principal balance of $15.7 million of the loan facilities made to TP Two, LLC.

The Bank has had loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties, except as disclosed above in connection with the loan to TP Two, LLC. The extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

* * *

PROPOSAL 2: ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

In February 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA imposes a number of requirements on financial institutions, such as the Corporation, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients must allow a separate, nonbinding “say on pay” stockholder vote to approve the compensation of executives. Such vote is also required pursuant to the Dodd Frank Wall Street Consumer Protection Act and recent regulations issued by the SEC.

24 POPULAR, INC. 2011 PROXY STATEMENT

The Corporation’s overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement. These compensation policies and procedures promote a performance-based culture by providing for higher pay for superior performance, and align the interests of stockholders and executives by linking a substantial portion of compensation to the Corporation’s performance, without encouraging executives to take unnecessary or excessive risks.

These policies and procedures are also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Corporation’s strategic business plan. The Corporation views this compensation program, as described in the Compensation Discussion and Analysis of this Proxy Statement, as consistent with the goal of building long-term value for stockholders.

The Compensation Committee, which is comprised entirely of independent directors under Nasdaq’s director independence rules, oversees our executive compensation program and monitors our policies so they continue to emphasize pay-for-performance and incentive programs that reward executives for results that are consistent with stockholder interests.

This proposal gives you as a stockholder the opportunity to endorse or not endorse the Corporation’s executive pay policies and procedures through the following resolution:

“RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends a vote FOR approval of the compensation policies and procedures employed by the Corporation as described in this Proxy Statement.

* * *

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board intends to retain the services of PricewaterhouseCoopers LLP as the independent public auditors of the Corporation for the year 2011. PricewaterhouseCoopers LLP has served as independent public auditors of the Bank since 1971 and of the Corporation since May 1991.

Neither the Corporation’s Certificate of Incorporation nor its Amended and Restated By-laws require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent auditors. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may nonetheless retain such independent auditors. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interest of the Corporation and its stockholders.

Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will be available to respond to any appropriate questions that may arise; they will also have the opportunity to make a statement if they so desire.

The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.

The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2011.

25 POPULAR, INC. 2011 PROXY STATEMENT

DISCLOSURE OF AUDITORS’ FEES

The following is a description of the fees billed to the Corporation by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009

Audit Fees	$4,915,940	$3,930,500
Audit-Related Fees(a)	2,889,907	1,030,750
Tax Fees(b)	90,200	32,000
All Other Fees(c)	20,000	56,000

	$7,916,047	$5,049,250

(a) Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and SAS 70 reports. For the year 2010, includes $722,200 which were paid by EVERTEC, Inc. after the Corporation sold 51% of EVERTEC to an unrelated third party.

(b) Includes fees associated with tax return preparation and tax consulting services.

(c) Includes software licensing fees.

The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP or another firm. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation or permissible non-audit services are required by the Corporation, a proposed engagement letter is obtained from the auditor and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of the Corporation. During 2010, all auditor fees were pre-approved by the Audit Committee.

26 POPULAR, INC. 2011 PROXY STATEMENT

AUDIT COMMITTEE REPORT

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2010 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard 380, “The Auditor’s Communication with Those Charged with Governance.” Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board (“PCAOB”) rule 3526, “Communication with Audit Committees Concerning Independence,” has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent registered public accounting firm its independence from the Corporation and its management. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”) or that the Corporation’s registered public accountants are in fact “independent.”

As set forth in the Audit Committee Charter, the management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Furthermore, management and the Internal Audit Division are responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with GAAP in the United States of America.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Corporation. The Corporation’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by:

Frederic V. Salerno (Chairman)
Alejandro M. Ballester
Carlos A. Unanue
William J. Teuber Jr.

* * *

27 POPULAR, INC. 2011 PROXY STATEMENT

EXECUTIVE COMPENSATION PROGRAM

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on that review and discussion, recommended to the Board that the following CD&A be included in this Proxy Statement.

In accordance with the requirements related to the Corporation’s participation in the United States Treasury Department’s Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), the Compensation Committee certifies that it has reviewed with the Corporation’s Senior Risk Officer (“SRO”) the 2010 compensation arrangements for the Senior Executive Officers (“SEOs”) (the SEOs for 2011 are the named executive officers discussed in the CD&A) and has made all reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that may threaten the value of the Corporation. The Compensation Committee has also reviewed with the SRO the employee compensation programs in place during 2010, and has made all reasonable efforts to limit any unnecessary risks these programs may pose to the Corporation, and eliminate any features of these programs that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

While that analysis revealed that the SEOs’ compensation arrangements and the employee compensation programs do not encourage them to take unnecessary or excessive risks or to manipulate reported earnings, the Corporation continues to enhance and strengthen the control framework surrounding all of its compensation programs. Furthermore, the Corporation is integrating the principles contained in the Interagency Guidance on Sound Compensation Policies (issued in June 2010) into its review and enhancement of the Corporation’s compensation programs. Some of the actions taken during 2010 include more extensive documentation of the compensation processes, as well as the implementation of a formal compensation risk assessment methodology to review the adequacy of the incentive and compensation plans with the participation of the Corporation’s Risk Management and Finance Groups, among others.

The Compensation Committee discussed the compensation programs with the SRO at its June and December 2010 meetings with the support of its compensation consultant Pearl Meyer & Partners. The risk analysis performed with the SRO entailed the evaluation of the compensation and incentive plans for the operations of the Corporation and its subsidiaries, from which the Corporation selected for a more detailed analysis those plans that could have the potential to promote excessive risk taking, which were typically related to credit and/or transaction volume. The review of the selected plans focused on the types of potential risk (credit, interest rate, market, liquidity, operational, compliance, strategic and reputational) and the manner in which the incentive design mitigated those risks. The evaluation concluded that the compensation plans, in conjunction with risk management processes and internal controls, have distinct features that discourage and mitigate unnecessary or excessive risks, including a balance between cash-based short-term incentives and stock-based long-term incentives; thresholds and caps to limit payouts in any given year; mix of financial and non-financial components; balance between earnings and credit quality metrics; goals linked to broader company performance; and competitive base pay practices.

The Compensation Committee will continue to review the Corporation’s compensation plans with the SRO every six months to ensure that the Corporation complies with those provisions of the EESA or any other law or regulation related to compensation arrangements applicable to financial institutions participating in the CPP.

Submitted by:

María Luisa Ferré (Chairperson)
Michael T. Masin
William J. Teuber Jr.

28 POPULAR, INC. 2011 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Highlights

Although the financial services industry continues to undergo substantial economic challenges, during 2010 the Corporation was very successful in strengthening its capital base and leadership position in the Puerto Rico market. The Corporation also made significant progress in improving its asset quality. Specifically:

•	During the second quarter, the Corporation successfully completed the issuance of $1.15 billion of capital.

•	In April, the Bank acquired from the Federal Deposit Insurance Corporation (“FDIC”) assets amounting to approximately $8.3 billion and assumed approximately $2.4 billion in deposits of the former Westernbank Puerto Rico in the largest FDIC-assisted transaction of 2010, achieving a successful integration of operations and high levels of customer and deposit retention.

•	In September, the Corporation sold a 51% interest in its transaction processing and technology business, EVERTEC, in a transaction that valued EVERTEC at approximately $870 million. This transaction resulted in a net gain for the Corporation of $531 million and net cash proceeds of $529 million.

•	The Corporation also made significant improvements in credit quality and enhanced the profitability of its U.S. banking subsidiary, Banco Popular North America.

The Corporation has been working very diligently to successfully execute its plans to navigate through the economic downturn prevalent in recent years while positioning the Corporation for long-term prosperity. The Corporation has made great progress and the Compensation Committee believes that the retention and engagement of its NEOs throughout the recent difficult times have been crucial in repositioning the Corporation for its continued future success.

Compensation Highlights — Background and 2010 Program

For several years, the compensation of the Corporation’s NEOs has been managed carefully and even reduced during the recent years. As a result, the NEOs’ compensation levels have been significantly lower than that of their industry peers. The Corporation’s past cost reduction initiatives include the following:

•	The CEO’s salary had not been increased since he requested a 10% salary reduction in 2005.

•	Due to economic and market conditions, as well as the Corporation’s financial situation: base salaries for NEOs other than the CEO had not been increased since 2007, and neither cash nor equity incentives were awarded to NEOs related to 2008 results.

•	In 2009 the Compensation Committee implemented management’s recommendation to reduce the Chief Operating Officer’s salary by 10% and that of the other NEOs by 7.5%.

•	In 2009 the Corporation eliminated certain executive perquisites, froze all benefit accruals in the Bank’s defined benefit pension plan and suspended the Corporation’s matching contribution to its defined contribution pre-tax savings plans.

Moreover, in order to comply with certain CPP-related limits and restrictions on executive compensation throughout the period of time during which the Treasury Department owns the securities of the Corporation purchased under the CPP, in 2009 the Corporation: suspended cash incentives for NEOs and other covered employees; subjected the payment of any incentive compensation to those employees to a clawback provision; and began granting incentives to NEOs, when warranted, solely in the form of CPP-compliant restricted stock.

Some of the key elements of the Corporation’s NEO compensation program are summarized below. A more detailed disclosure is included in subsequent sections of the CD&A.

•	NEOs’ 2010 compensation consisted of base salary and CPP-compliant restricted stock grants of up to 50% of earned base pay (i.e., less than the maximum permissible amount of one-third of annual compensation).

29 POPULAR, INC. 2011 PROXY STATEMENT

•	The Corporation provides modest benefits and has no employment contracts or change in control agreements.

•	NEOs continue to be paid well below market competitive levels.

•	NEOs received a moderate base salary increase in 2010 (restoring the CEO’s base pay to 2005 levels and that of all other NEOs to 2007 levels) and were awarded CPP-compliant restricted stock based on their successful execution of 2009 critical strategic initiatives. The awards vest in two years and are subject to transferability restrictions so long as CPP obligations remain outstanding. The Corporation has subjected these awards to additional performance criteria, so that shares are not transferrable until the Corporation returns to profitability.

•	Our CEO beneficially owns 3,641,907 shares of the Corporation’s Common Stock, thus committing a significant amount of his personal wealth in the Corporation.

The following discussion describes the compensation practices and decisions of the Compensation Committee of the Corporation’s Board of Directors. The focus of the CD&A is on compensation earned during 2010 by the Corporation’s NEOs, although highlights concerning relevant compensation-related decisions made in early 2011 are also provided. The Compensation Committee expects that the performance of each NEO will have a significant impact on the Corporation’s short and long-term performance, and the Corporation’s compensation program is designed to provide rewards commensurate with these contributions to the extent permitted by the CPP restrictions.

The Compensation Committee

Overview and Meetings

The Compensation Committee establishes the Corporation’s general compensation philosophy and oversees the compensation program for the Corporation’s executive officers, including the NEOs. It also reviews and approves the overall goal and purpose of the Corporation’s incentive compensation system.

During 2010, the Compensation Committee met seven times. The CEO, the SRO and members of the People (Human Resources) and Legal Groups attended portions of the meetings, where they presented background information, reports and proposals supporting the Corporation’s strategic objectives and other relevant evaluations, and answered questions posed by the Compensation Committee members. All discussions on decisions involving CEO compensation were made in executive session without the participation of the CEO or other members of management.

Each Compensation Committee meeting has an agenda established in accordance with the annual calendar set by the Compensation Committee Chair, after consultation with management. Additional discussion topics related to external or internal events are added to the agenda as they arise. The Compensation Committee receives and reviews materials in advance of each of its meetings, including information on management’s analyses and recommendations. Depending on the meeting’s agenda, those materials may include:

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	information on the NEOs’ stock ownership and option holdings;

•	tally sheets setting forth the NEOs’ total compensation, including base salary and incentives;

•	information regarding compensation programs and compensation levels at peer group companies;

•	information on succession for key executive positions, including NEOs;

•	reports on human resources matters such as workforce composition, headcount, turnover, total compensation, other related costs and expenses, and training and development; and

•	information and recommendations provided by compensation consultants regarding executive compensation programs and pay levels.

Process

In approving the compensation program for NEOs, the Compensation Committee considers: pay levels and programs at comparable financial institutions (as described below in the section entitled “Benchmarking”); the Corporation’s short and long-

30 POPULAR, INC. 2011 PROXY STATEMENT

term financial performance; the risks to the Corporation that may be posed by the compensation program; and individual performance. These factors are considered in order to develop a strong relationship among executive performance, compensation and shareholder returns.

Although the Compensation Committee exercises its independent judgment in reaching compensation decisions, it utilizes the advice provided by its independent compensation consultant, and by the Corporation’s People Group, the Chief Legal Officer, the Corporate Comptroller, the SRO and the CEO in assessing, designing and recommending compensation programs, plans and awards for NEOs. In particular, and subject to compensation restrictions under the CPP:

•	independent consultant Pearl Meyer & Partners provides advice and support to the Compensation Committee regarding the Corporation’s executive compensation program, including the appropriate structure in terms of incentive and compensation arrangements for executives who are covered by CPP-related restrictions, and the review of the compensation risk assessment process;

•	the People Group proposes the design and modifications to the NEO compensation programs, plans and awards;

•	the Chief Legal Officer counsels on legal matters regarding compensation programs;

•	the Corporate Comptroller evaluates and advises on the programs’ accounting and tax implications;

•	the SRO reviews with the Compensation Committee all risk-related aspects of the NEO incentive plans; and

•	the CEO works with the Compensation Committee to ensure that the compensation programs are aligned with the Corporation’s strategic objectives; they establish individual and corporate performance objectives and targets for NEOs and review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Compensation Consultant

In January 2010, the Compensation Committee retained the services of compensation consultant Pearl Meyer & Partners to serve as independent advisor to the Committee and to review the Corporation’s executive compensation program in light of the CPP-related restrictions. Pearl Meyer & Partners attended several Compensation Committee meetings, providing updates and guidance to the Compensation Committee on relevant legislation, market trends, best practices in compensation governance and other requested compensation matters. The compensation consultant’s findings were thoroughly reviewed and considered by the Compensation Committee for certain executive compensation modifications approved in February 2010 and February 2011. Pearl Meyer & Partners reports directly to the Compensation Committee with regard to the foregoing matters.

In addition, in December 2010, the Corporate Governance Committee requested that Pearl Meyer & Partners conduct a review of outside director compensation, the results of which are described in the “Compensation of Directors” section of this Proxy Statement. Pearl Meyer & Partners has no other relationship with, and provides no other services to, the Corporation.

Benchmarking

The Corporation periodically assesses the competitiveness of its pay practices for NEOs through external studies conducted by the Compensation Committee’s independent executive compensation consultant and supplemented by internal staff research. In order to obtain a general understanding of current compensation market practices, internal staff regularly reviews publicly available information of its peer financial institutions (e.g., proxies and executive compensation data provided by sources such as SNL Financial and Towers Watson surveys). The Compensation Committee also considers executive compensation information from financial institutions in its headquarters market of Puerto Rico.

The Compensation Committee utilizes the information from internal and external analyses to assess the appropriateness of compensation levels (relative to market and performance) and to set program guidelines such as base salary ranges, incentive targets and equity compensation. An individual’s relative compensation with respect to the peer group will vary according to a number of circumstances, including the executive’s role, the Corporation’s financial performance and individual qualifications and performance as assessed by the Compensation Committee.

In early 2010, Pearl Meyer & Partners conducted an independent competitive analysis of pay practices at the Corporation’s peer companies in order to determine indicative levels of market pay for the Corporation’s NEOs. The peer group recommended by

31 POPULAR, INC. 2011 PROXY STATEMENT

Pearl Meyer & Partners and approved by the Compensation Committee comprised 18 publicly traded financial institutions of comparable asset size, scope of financial services and geographic dispersion. The group was characterized by an average of $34.5 billion in assets (as of 9/30/10), 6,174 employees and 330 branches (both as of 12/31/09). At the same time, the Corporation had assets of $40.8 billion, 9,407 employees and 282 branches. The peers were:

Associated Banc-Corp	Huntington Bancshares Incorporated
BOK Financial Corporation	M&T Bank Corporation
City National Corporation	Marshall & Ilsley Corporation
Comerica Incorporated	New York Community Bancorp, Inc.
Commerce Bancshares, Inc.	People’s United Financial, Inc.
First BanCorp.	Synovus Financial Corp.
First Citizens BancShares, Inc.	TCF Financial Corporation
First Horizon National Corporation	Webster Financial Corporation
Hudson City Bancorp, Inc.	Zions Bancorporation

Pearl Meyer & Partners also included data from other industry databases and surveys, including Mercer Financial Services Survey and Pearl Meyer & Partners’ own database of financial services companies’ proxy data. Data and competitiveness were assessed for base salary, cash incentives, total cash compensation, equity incentives and total direct compensation.

The review performed by the Compensation Committee’s consultant, including pay-performance comparisons between the Corporation and its peer group, revealed that total direct compensation of the Corporation’s NEOs was significantly lower than industry peers. This finding, in conjunction with the Corporation’s reduction of perquisites and freeze of benefits in its retirement pension and pre-tax savings plans, had placed its executives in a low competitive position. In consideration of this information, and in light of the CPP compensation restrictions, the Corporation implemented a limited base pay increase described in the “Base Pay” section below.

In February 2011, the Compensation Committee requested Pearl Meyer & Partners to update the 2010 compensation study utilizing the same peer group in order to determine if there had been any change in market practice or in the Corporation’s level of market competitiveness for its key executive roles. The updated information indicated that several of the Corporation’s NEOs continued to be in a low competitive position as compared to the industry peer group. In particular, the CEO’s total direct compensation was positioned significantly below market (one of the lowest in the peer group).

Objectives of the Executive Compensation Program

Although subject to the CPP restrictions on compensation for covered employees, the Corporation continues to promote its desired compensation philosophy to the extent possible given the permitted compensation components. The Corporation’s total compensation philosophy is designed to align pay with performance based on the individual’s contribution to the Corporation’s short and long-term results consistent with the Corporation’s goal of building long-term value for shareholders without encouraging executives to take unnecessary and excessive risks. Despite the fact that the Corporation’s NEOs (other than Mr. Ignacio Alvarez) were subject to CPP’s prohibition on bonuses and other incentive compensation during 2010, thereby limiting some types of compensation that the Corporation typically would have used to reward performance, the Corporation’s compensation program’s goals continue to be to:

•	promote shareholder returns by motivating high levels of executive performance;

•	attract and retain seasoned executives at competitive pay levels;

•	reward contributions and results in attaining key operating objectives over which the executives have control or influence;

•	encourage teamwork and collaboration among the executive team; and

•	promote appropriate behaviors among executives so that they are not motivated to take excessive risks.

32 POPULAR, INC. 2011 PROXY STATEMENT

The Corporation achieves the above objectives through a performance-based compensation program comprising the following:

Component	Purpose/Description

Base Pay	■ Determined based on each executive’s role, competitive market practices and individual performance
Short-Term Cash Incentive	■ Rewards the achievement of annual financial performance goals and the execution of key strategic projects aligned with the Corporation’s future growth and profitability
■ This component is not offered to CPP-covered executives
Long-Term Equity Incentive	■ Provided in Common Stock, which aligns executive performance with stockholder interests over the long term
■ Promotes retention of critical executive talent
■ Individual grants based on company performance and each individual’s goal achievement and demonstration of the Corporation’s leadership competencies
Perquisites	■ Provided for certain roles in consideration of market practices
■ Do not represent a significant portion of the Corporation’s total compensation program

Annually, the compensation program assessment begins with a review of the Corporation’s strategic objectives and business plans, followed by an analysis of each NEO’s scope of responsibility, market competitive assessments of comparable positions at the peer institutions, and the relationship between pay and performance (the Corporation relative to peers and individuals relative to their performance goals). The Compensation Committee evaluates whether the Corporation’s compensation programs meet the Corporation’s goals by monitoring engagement and retention of executives, and by assessing the relationship between company and individual performance and actual payouts, subject to CPP-related restrictions. Furthermore, the Compensation Committee monitors and evaluates whether the design of incentive plans fosters a mentality of prudent risk taking, sound business decisions and promotes the Corporation’s financial well being.

The Compensation Committee may modify payments or adjust the compensation program annually in light of economic or business results. For example, the short-term cash incentive opportunity for executives not covered by CPP-related restrictions has been reduced since 2009 to exclude any award related to the Corporation’s results until higher levels of profitability are attained.

Elements of Compensation

In light of the CPP-related restrictions, the 2010 compensation program for the Corporation’s NEOs was limited to base salary and restricted stock, with the exception of Mr. Alvarez (hired as of June 2010), who was eligible to earn a short-term cash incentive for 2010.

Base Salary

Base salaries are generally established to be competitive with comparable positions at similar sized institutions and to provide fair compensation that enables the Corporation to attract and retain qualified executives. Base salaries vary based on the Compensation Committee’s assessment of each NEO’s role, qualifications, experience, responsibilities, leadership potential, individual goals, performance and competitive pay practices. Base salaries are reviewed annually, but are not necessarily increased.

2010 Decisions

Prior to 2010, several cost reduction initiatives included a decrease in NEO base pay. Specifically, in response to the CEO’s request, the Compensation Committee reduced his salary by 10% in 2005, with no increase since that time. Other executives had not received salary increases since 2007 due to the Corporation’s financial situation. In 2009 the Compensation Committee adopted management’s recommendation to reduce the Chief Operating Officer’s salary by 10% and that of the other NEOs by 7.5%.

These actions, coupled with CPP-related restrictions on executive compensation, placed the Corporation’s NEOs in a low competitive position. In connection with the Compensation Committee’s review in 2010 of compensation trends, executive compensation arrangements of peer financial institutions and competitive market conditions, and based on input from its

33 POPULAR, INC. 2011 PROXY STATEMENT

compensation consultant, the Compensation Committee determined that retaining the NEOs’ reduced salaries was no longer appropriate given the restrictions limiting the payment of incentive (cash and equity) compensation under the CPP.

In order to enable the Corporation to continue to retain the key executives who have led the Corporation through the recent challenging economic cycle, effective March 2010 the Compensation Committee approved modest base pay adjustments to reinstate the NEOs’ base salary reductions from 2009 and reflect the elimination of other benefits such as the traditional Christmas bonus. Such increases restored base pay to the levels prevalent in 2005 for the CEO and in 2007 for all other NEOs.

The Compensation Committee agreed to monitor economic conditions and market pay practices on an ongoing basis. The NEOs’ 2010 base pay after these modifications was as follows:

Name	Base Salary

Richard L. Carrión	$855,833

Jorge A. Junquera	$589,532

Carlos J. Vázquez	$500,000

Amílcar Jordán	$416,667

Ignacio Alvarez (effective June 2010)	$550,000

Former Executive:
David H. Chafey Jr.	$799,219

Mr. Vázquez’s base pay was subsequently increased to $600,000, effective October 1, 2010, when he assumed his new position as President of Banco Popular North America, based on an analysis of his role and a review of competitive market practices.

2011 Decisions

In early 2011, the Compensation Committee commissioned its independent consultant to update its review of current market practices. In light of the competitive market data and to keep NEOs focused on the Corporation’s continued progress and performance during challenging times, the Compensation Committee determined it was appropriate to address the compensation and retention of NEOs whose compensation had remained low compared to the competitive market.

In February 2011, the Compensation Committee approved increases in cash base salaries for the NEOs (other than the CEO) ranging between 2% and 6% of current base salary. These increases were considered critical to providing fair compensation and allowing our NEOs to remain focused on the Corporation’s performance.

With regard to the CEO, after careful consideration of market pay information and his unique role and level of responsibilities, including the role assumed in May 2010 as President of the Corporation, the Compensation Committee approved an increase in cash base salary to $1,400,000. Prior to this change, the CEO’s base salary had not been increased beyond the prevailing level in 2005. Upon consideration of the market information provided by the Compensation Committee’s compensation consultant, the Committee noted that the CEO’s total direct compensation was significantly below market (one of the lowest in the peer group) for similar roles combining Chairman, President and CEO which are responsible for oversight of the strategic and operational aspects of the Corporation. With this adjustment, the CEO’s total direct compensation will be positioned at the 30th percentile of the Corporation’s peer group of financial institutions.

The NEOs’ 2011 base pay after these modifications is as follows:

Name	Base Salary

Richard L. Carrión	$1,400,000

Jorge A. Junquera	$625,000

Carlos J. Vázquez	$612,000

Ignacio Alvarez	$573,000

Amílcar Jordán	$425,000

34 POPULAR, INC. 2011 PROXY STATEMENT

Performance-based Incentive Compensation

In 2010 the Corporation’s NEOs (other than Mr. Alvarez) were not eligible to participate in the Corporation’s typical annual incentive plan. They were only eligible to receive restricted stock awards as prescribed by the CPP rules. The Corporation’s incentive program for NEOs covered by the CPP-related restrictions is solely in the form of restricted stock whose terms comply with those outlined in the CPP. All NEOs are covered by the CPP-related restrictions in 2011.

Long-Term Restricted Stock

The Corporation believes that long-term restricted stock is an effective means to align NEO compensation with the Corporation’s long-term financial success and the interests of stockholders. In accordance with CPP limitations, the NEOs are eligible for a long-term restricted stock grant of up to one-third of their total annual compensation. CPP restricted stock requires a minimum service period of two years after the grant date and is subject to transferability restrictions thereafter, so long as CPP obligations remain outstanding (shares may become transferable in 25% increments as the CPP funds are repaid by the Corporation or upon completion of repayment of the CPP funds). In addition to the CPP requirements, the Compensation Committee incorporated a performance criteria whereby the Corporation must achieve profitability for at least one fiscal year for awards to be transferable.

The restricted stock awards to NEOs are approved by the Compensation Committee on a discretionary basis. As described below, in making these awards, the Compensation Committee takes into consideration several financial goals (including net income, credit quality, efficiency, liquidity and capitalization), as well as strategic and personal objectives (such as critical product or technology infrastructure development, achievement of business reorganization, and managerial and operational process improvements). Awards are subject to a clawback provision if they are found to have been based on any materially inaccurate performance metric criteria.

2010 Decisions

In February 2010, the Corporation’s NEOs were awarded restricted stock based on 2009 results, which will vest two years after grant date as described above. The awards indicated below correspond to 50% of 2009 earned base pay, which is lower than the maximum permissible amount of one-third of annual compensation. The grants were determined by the Compensation Committee upon consideration of the NEOs’ execution of critical 2009 initiatives to manage the Corporation’s liquidity and capitalization, strategically reposition its United States operations, and improve management effectiveness and cost control. Below is a summary of the grants:

Name	$ Value	Number of Shares

Richard L. Carrión	$370,800	183,819
Jorge A. Junquera	$267,500	132,610
Carlos J. Vázquez	$226,800	112,433
Amílcar Jordán	$189,000	93,694
Former Executive:
David H. Chafey Jr.	$355,600	176,284
(shares were subsequently forfeited pursuant to CPP requirements upon his termination of employment)

2011 Decisions

In February 2011, the Corporation’s NEOs were granted restricted stock consistent with CPP requirements and in consideration of 2010 performance. In determining the grants, the Compensation Committee considered the performance and contribution of each NEO to the strategic objectives of the Corporation. In addition to the required CPP vesting provisions, the Compensation Committee continued its practice to require the additional profitability threshold for transferability.

35 POPULAR, INC. 2011 PROXY STATEMENT

In 2010, the Corporation’s NEOs shared the common overarching goal of strengthening the Corporation’s financial condition by increasing capital, liquidity and assets. The NEOs directed their concerted effort toward achieving this goal, with the following results:

•	In April, the Corporation raised $1.15 billion through a stock offering at a price equivalent to $3 per share of Common Stock.

•	Submitted the winning bid for the assets of the former Westernbank in the largest FDIC-assisted transaction of 2010, with the successful integration of operations and high levels of customer and deposit retention. Through this transaction, the Corporation assumed approximately $8.3 billion in assets and $2.4 billion in deposits.

•	Negotiated the sale of a majority interest in EVERTEC, resulting in additional Tier 1 Capital of approximately 2.32%. The transaction generated a net gain of $531 million and net cash proceeds of $529 million.

The above actions positioned the Corporation solidly for future growth. In addition, each NEO successfully achieved significant individual goals, including the following:

		Number of
	Award	shares
	Grant	($ Grant /
Name	Value	$3.37 per share)	Rationale – Individual Goals

Richard L. Carrión	$419,130	124,371	Led management through the execution of the above-referenced goals. Significant improvement in credit quality resulted in lower than expected net charge offs and loan loss provision. Decision taken in December to derisk balance sheet by selling the majority of the Puerto Rico construction portfolio and the non-earning portion of the U.S. non-conventional mortgage portfolio. Enhanced the organizational structure in Puerto Rico and Banco Popular North America.

Jorge A. Junquera	$289,686	85,960	Execution of financial aspects of capitalization and liquidity initiatives, finishing the year above well-capitalized levels and resolving the liquidity issues at the holding companies. Achieved substantial improvement in the net interest margin through several cost reduction initiatives.

Carlos J. Vázquez	$258,962	76,843	Significant improvement in the Bank’s Consumer Credit profitability, credit quality, analytics, efficiency in technological platform and processes. Enhancement of Banco Popular North America’s branch network and efficiency. Enhanced and consolidated Banco Popular North America’s senior management team.

Ignacio Alvarez*	$142,789	42,370	Assisted in the development of a strategy to package and market a substantial portion of the Corporation’s construction loan portfolio. Supervised the monitoring of the potential impact of the Dodd-Frank Act on the corporate governance structure of the Corporation.

Amílcar Jordán	$204,744	60,755	Implemented Enterprise Risk Management function and the completion of an off-island disaster recovery strategy.

* Mr. Alvarez received a cash short-term bonus equal to 80% of his 2010 earned base pay (compared to the target incentive of 50%) in consideration of his outstanding contributions toward the Corporation’s capitalization initiatives, integration of the operations acquired through the FDIC-assisted transaction, and the successful management of critical matters related to legal affairs and corporate governance.

36 POPULAR, INC. 2011 PROXY STATEMENT

Performance Shares

In 2008, the NEOs received performance share awards (prior to the Corporation being subject to CPP limitations) whose payout would be determined based on the Corporation’s return on equity during the three-year period ending on December 31, 2010. Since performance goals were not achieved over this period, the aggregate NEO target award of 127,375 shares was forfeited.

Benefits and Perquisites

The Corporation’s NEOs participate in the same benefit programs as the Corporation’s general employee population. The NEOs are eligible for certain perquisites, which do not constitute a significant portion of their total compensation package. Such benefits are periodically reviewed based on market trends and regulatory developments. During 2010, perquisites, such as the use of company-owned automobiles, periodic comprehensive medical examinations and personal tickets to events sponsored by the Corporation or its subsidiaries, were offered on a limited basis to NEOs. Club memberships for NEOs and other executives were eliminated in 2009.

The Corporation owns an apartment in New York City, which is used by the CEO primarily for business purposes during his frequent visits to New York in support of the Corporation’s United States operations and other company-related affairs.

For detailed information about the value of the NEOs’ personal benefits and perquisites, refer to the Summary Compensation Table.

Tax Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code, as amended by Section 302 of the EESA, which provides that while the Corporation participates in the CPP, it may not deduct compensation of more than $500,000 that is paid to the CEO, CFO or the three other most highly compensated executive officers. It is the Compensation Committee’s intention to have applicable compensation payable to the NEOs be deductible for U.S. federal income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

In addition, for NEOs resident in Puerto Rico, compensation is deductible for income tax purposes if it is reasonable. It is the Compensation Committee’s intention to have compensation paid to the Corporation’s NEOs resident in Puerto Rico be deductible, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

Stock Ownership/Retention Requirements

The Corporation had stock ownership requirements applicable to NEOs, in effect since January 1, 2005, which required the CEO to own shares of Common Stock with an aggregate value equal to at least five times his base salary. NEOs David H. Chafey Jr., Jorge A. Junquera and Amílcar Jordán were required to own Common Stock with an aggregate value equal to at least three times their base salary, while NEO Carlos J. Vázquez was required to own Common Stock with an aggregate value equal to at least one time his base salary.

However, in light of the financial market instability and the volatility of the Corporation’s stock price during 2007-2009, the Corporation temporarily suspended in 2009 its stock ownership requirements. The Corporation continues to believe that stock ownership is a key component of its compensation philosophy and will review the stock ownership requirements in 2011 in light of economic conditions and emerging market practices.

All NEOs maintain substantial investments in the Corporation’s stock. The CEO and the CFO, for instance, each beneficially owns 3,641,907 and 866,539 shares of Common Stock, respectively, which represents a value, as of February 28, 2011, of $11.8 million and $2.8 million, respectively.

37 POPULAR, INC. 2011 PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table outlines cash compensation awarded, the aggregate grant date fair value of stock and stock option awards granted, if any, during the fiscal year, accrued pension benefits and other non-cash compensation.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)

Richard L. Carrión	2010	$838,260	—	$370,800	—	$297,631	$289,037	$1,795,728
Chairman, President and CEO	2009	741,600	$600	—	—	49,146	285,162	1,076,508
	2008	741,600	31,060	—	—	318,816	304,146	1,395,622

Jorge A. Junquera	2010	579,372	—	267,500	—	212,151	44,129	1,103,152
Senior Executive	2009	534,932	600	—	—	17,877	22,717	576,126
Vice President & CFO	2008	563,876	23,766	—	—	72,718	55,979	716,339

Carlos J. Vázquez	2010	517,923	—	226,800	—	118,557	57,409	920,689
Senior Executive	2009	453,692	—	—		66,798	19,104	539,594
Vice President

Ignacio Alvarez	2010	285,577	184,167	—	$228,462	—	3,055	701,261
Executive Vice President and
Chief Legal Officer

Amílcar Jordán	2010	409,487	—	189,000	—	234,860	23,419	856,766
Executive Vice President
Former Executive Officer:

Former Executive:
David H. Chafey Jr.*	2010	335,134	—	—	—	—	3,156,308	3,491,441
Senior Executive Vice President	2009	711,182	600	—	—	244,694	52,080	1,008,556
& Chief Operating Officer	2008	761,885	32,109	—	—	911,342	97,556	1,802,892

  * Mr. Chafey’s employment with the Corporation terminated on May 24, 2010. The compensation shown in this table includes required statutory termination-related payments pursuant to the terms of an Agreement dated June 18, 2010.

(a) Includes salaries before deductions.

(b) For Mr. Alvarez, this includes a hiring bonus of $175,000 and the Corporation’s customary Christmas bonus provided to its Puerto Rico-based employees.

(c) Restricted shares granted in 2010 will vest (i.e., no longer be subject to forfeiture) on the second anniversary of the grant date, and they become transferable in 25% increments as the Corporation repays each 25% portion of the aggregate financial assistance received under the CPP, or upon completion of repayment of the CPP funds. The grants are also subject to further performance criteria: the Corporation must achieve profitability for at least one fiscal year for awards to be payable. Restricted stock awards offered by the Corporation’s long-term incentive program were not granted during the period 2008-2009 as the Corporation did not achieve the threshold performance level for the corresponding fiscal years.

(d) In 2010, based on CPP restrictions, the compensation program for all NEOs except Mr. Alvarez was limited to base salary and restricted stock. Non-equity compensation includes the short-term cash incentive awarded to Mr. Alvarez, the only NEO who was not covered by the CPP-related restrictions. The short-term cash incentive is determined as a percentage of base pay in accordance with the achievement of his performance goals.

(e) Present values for changes in pension value were determined using year-end Statement of Financial Accounting Standard No. 87 “Employers’ Accounting for Pensions” (“SFAS 87”) assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs depending on their initial employment date. For all NEOs, the age to receive retirement benefits with no reductions is 55. Also, each NEO is assumed to continue employment until his retirement date. Effective April 30, 2009, the retirement plan was frozen for all additional benefit accruals for the eligible participants.

(f) All Other Compensation includes the change in value of retiree medical insurance coverage and the value of all perquisites if their aggregate value exceeds $10,000. For Mr. Chafey, this also includes $3,136,528 related to the statutory severance payment required to

38 POPULAR, INC. 2011 PROXY STATEMENT

be paid under Law 80, Puerto Rico’s severance statute, upon his termination of employment. The following table identifies the perks received by those NEOs with an aggregate value exceeding $10,000:

	Richard L.	Jorge A.	Carlos J.	Ignacio	Amílcar	David H.
Types of Perquisites Received	Carrión	Junquera	Vázquez	Alvarez	Jordán	Chafey

Non Work-related Security	x
Company-Owned Vehicle	x	x	x	x	x	x
Tickets to Sponsored Events	x					x

–	The incremental cost to the Corporation for Mr. Carrión’s personal security was $192,497.

–	The incremental cost to the Corporation for the use of company-owned vehicles by Messrs. Carrión and Junquera was $65,703 and $30,860, respectively.

GRANTS OF PLAN-BASED AWARDS

									All Other	Exercise
		Estimated Future Payouts			Estimated Future Payouts			All Other	Stock Awards:	or Base
		Under Non-Equity incentive			Under Equity Incentive			Stock Awards:	Number of	Price of
		Plan Awards(1)			Plan Awards(2)			Number of	Securities	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock	Underlying	Awards
Name	Date	($)	($)	($)	($)	($)	($)	or Units (#)	Options (#)	($/Sh)

Richard L. Carrión
Restricted Stock	2/18/10	—	—	—	—	$370,800	—	—	—	—
Jorge A. Junquera
Restricted Stock	2/18/10	—	—	—	—	267,500	—	—	—	—
Carlos J. Vázquez
Restricted Stock	2/18/10	—	—	—	—	226,800	—	—	—	—
Ignacio Alvarez
Restricted Stock	—	$85,673	$142,789	$242,740	—	—	—	—	—	—
Amílcar Jordán
Restricted Stock	2/18/10	—	—	—	—	189,000	—	—	—	—

(1)  For Mr. Alvarez, the actual amount paid was $228,462.

(2)  As mentioned above, the NEOs were only eligible for restricted stock awards as prescribed by the CPP rules, with the exception of Mr. Alvarez.

39 POPULAR, INC. 2011 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs (based on the Common Stock price of $3.14 as of December 31, 2010).

	Option Awards					Stock Awards
			Equity					Equity	Equity Incentive
			Incentive Plan					Incentive Plan	Plan Awards:
			Awards:					Awards:	Market or Payout
	Number of	Number of	Number of					Number of	Value of
	Securities	Securities	Securities			Number of		Unearned	Unearned
	Underlying	Underlying	Underlying			Shares or	Market Value of	Shares, Units	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock	Shares or Units of	or Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	That Have Not	Stock That Have	That Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable	Options (#)	Price	Date	Vested (#)	Not Vested ($)	Vested (#)	Vested ($)

Richard L. Carrión(1)	—	—	—	—	—	313,816	$985,382	—	—
Jorge A. Junquera	44,530	—	—	$14.42	2/14/2012	166,727	523,521	—	—

	68,812	—	—	16.75	3/13/2013	—	—	—	—

	68,032	—	—	24.05	1/16/2014	—	—	—	—

Carlos J. Vázquez	37,952	—	—	14.42	2/14/2012	121,256	380,744	—	—

	58,647	—	—	16.75	3/13/2013	—	—	—	—

	57,982	—	—	24.05	1/16/2014	—	—	—	—

	67,182	—	—	27.20	2/16/2015	—	—	—	—

Ignacio Alvarez	—	—	—	—	—	—	—	—	—

Amílcar Jordán	12,531	—	—	14.42	2/14/2012	112,303	352,632	—	—

	13,310	—	—	16.75	3/13/2013	—	—	—	—

	12,974	—	—	24.05	1/16/2014	—	—	—	—

(1) Mr. Carrión has not received stock option awards.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2010

The following table includes certain information with respect to the options exercised by the NEOs and the vesting of stock awards during 2010. No stock options were exercised by any of the Corporation’s NEOs during 2010.

	Stock Awards

	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)(1)
Richard L. Carrión	—	—
Jorge A. Junquera	3,177	$6,703
Carlos J. Vázquez	2,807	5,446
Ignacio Álvarez	—	—
Amílcar Jordán	1,733	3,656
Former Executive Officer:
David H. Chafey Jr.(2)	4,332	9,141

(1)  Stock price used for vesting calculation was $2.11 (price of the Common Stock on January 20, 2010). The stock price used for Carlos J. Vázquez’s vesting calculation was $1.94 (price of the Common Stock on February 22, 2010).

(2)  The stock price used for vesting calculation was $2.11 (price of the Common Stock on January 20, 2010) for 4,332 shares.

40 POPULAR, INC. 2011 PROXY STATEMENT

POST-TERMINATION COMPENSATION

The Corporation offers comprehensive retirement benefits to all eligible employees, including NEOs. These retirement benefits are summarized below.

Puerto Rico

Retirement Plan

The Bank’s non-contributory, defined benefit retirement plan (“Retirement Plan”) was frozen in 2009 with regards to all future benefit accruals after April 30, 2009. The Corporation took this action to generate significant cost savings in light of the severe economic downturn and decline in the Corporation’s financial performance. This measure continues in effect and will be reviewed periodically in light of prevailing economic conditions and the Corporation’s financial performance. The Retirement Plan had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with fewer than 10 years of benefit service (approximately 60% of plan participants at the time). The actions mentioned above also applied to the related retirement benefit restoration plans described below.

The Retirement Plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the Retirement Plan is age 65 with five years of service and, in general, benefits are paid for life in the form of a single life annuity plus supplemental death benefits, and are not reduced for Social Security or other payments received by the participants. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Retirement Plan is qualified in accordance with the U.S. Internal Revenue Code, which establishes limits on compensation and benefits.

The Corporation has adopted two Benefit Restoration Plans (“Restoration Plans”), which are not qualified in accordance with the U.S. Internal Revenue Code and are designed to restore benefits that would otherwise have been received by an eligible employee under the Retirement Plan but for the limitations imposed by the U.S. Internal Revenue Code. The Restoration Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through an ERISA pension trust that is tax qualified in accordance with the Puerto Rico Internal Revenue Code of 1994. In addition, the Bank contributes to an irrevocable trust to maintain a source of funds for payment of benefit restoration liabilities to all non-Puerto Rico resident participants.

Pension Benefits

The following table sets forth certain information with respect to the value of retirement benefits accrued as of December 31, 2010 under the Corporation’s retirement plans for the NEOs eligible to participate under such plans.

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit ($)(a)	Fiscal Year ($)
Richard L. Carrión	Retirement Pension Plan	32.917	$1,216,798	-
	Benefit Restoration Plan		5,302,060	-
Jorge A. Junquera	Retirement Pension Plan	37.833	1,132,327	-
	Benefit Restoration Plan		4,474,983	-
Carlos J. Vázquez	Retirement Pension Plan	8.750	249,872	-
	Benefit Restoration Plan		660,954	-
Amílcar Jordán	Retirement Pension Plan	22.417	701,078	-
	Benefit Restoration Plan		962,592	-

(a) Present values of pension benefits were determined using year-end SFAS 87 assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs, depending on their initial employment situation. Each NEO is assumed to continue employment until such retirement date. The Retirement Pension Plan and the related Benefit Restoration Plan were frozen for all additional benefit accruals effective April 30, 2009 for eligible participants.

41 POPULAR, INC. 2011 PROXY STATEMENT

Puerto Rico Savings and Investment Plan

The Popular, Inc. Puerto Rico Savings and Investment Plan allows Puerto Rico-based employees of the Corporation and its subsidiaries who have completed 30 days of service to defer, subject to the maximum amount permitted by applicable tax laws, up to 70% of their total annual cash compensation on a pre-tax basis and up to 10% of their total annual cash compensation on an after-tax basis. Prior to April 2009, the Corporation matched 100% of employee pre-tax contributions up to three percent of the participant’s annual cash compensation, plus 50% of the next two percent contributed. The Corporation suspended its matching contributions to the Puerto Rico Savings and Investment Plan as part of the actions taken in 2009 to control costs during the economic crisis. This measure continues in effect and will be reviewed periodically in light of prevailing economic conditions and the Corporation’s financial performance.

Puerto Rico Nonqualified Deferred Compensation Plan

The Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan allows certain Puerto Rico-based employees of the Corporation and its subsidiaries to defer receipt of a portion of their compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan. The Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA. The Plan is not intended to be a tax qualified retirement plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994. In February 2011, the Plan was amended to remove any restrictions on participation, thereby enabling all of the Corporation’s NEO’s to participate in the Plan.

A participant may defer up to 80% of his or her total annual cash compensation under the plan. Benefits are normally distributed upon termination of employment, death or disability. Mr. Vázquez currently participates in this plan.

The following table shows non-qualified deferred compensation activity and balances attributable to the Corporation’s NEOs:

	Executive	Registrant	Aggregate	Aggregate
	Contribution	Contribution	Earnings	Withdrawals/	Aggregate Balance
Name	In Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Carlos J. Vázquez	$5,367	$0	$2,306	$0	$20,274

United States

Retirement Plan of Banco Popular North America

Effective December 31, 2007, the Corporation terminated its non-contributory, defined benefit retirement plan, which covered substantially all salaried employees of Banco Popular North America hired before June 30, 2004. These actions were also applicable to the related benefit restoration plan. The benefit payments to all plan participants and their beneficiaries were completed in 2010.

USA Savings and Investment Plan

The Popular, Inc. 401(k) USA Savings and Investment Plan allows all regular U.S.-based employees of the Corporation’s subsidiaries who have completed 30 days of service to defer, subject to the maximum amount permitted by applicable tax laws, up to 70% of their total annual cash compensation on a pre-tax basis. Prior to April 2009, the Corporation matched 100% of employee pre-tax contributions up to four percent of the participant’s annual cash compensation. The Corporation suspended its matching contributions to the United States 401(k) Plan as part of the actions taken in 2009 to control costs during the economic crisis. This measure continues in effect and will be reviewed periodically in light of prevailing economic conditions and the Corporation’s financial performance.

Popular North America, Inc. Deferral Plan

The Popular North America, Inc. (“PNA”) Deferral Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees of PNA or its subsidiaries. Under the Plan, a participant may elect to defer up to 80% of his or her annual cash compensation. The Plan is intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA and to comply with the requirements of Section 409A of the United States Internal

42 POPULAR, INC. 2011 PROXY STATEMENT

Revenue Code relating to non-qualified deferred compensation. Benefits are normally payable upon termination of employment, death or disability. Enrollment in the plan has not yet commenced.

Employment and Change-in-Control Agreements

The Corporation does not have employment agreements or change-in-control agreements with its CEO and other NEOs. Nevertheless, the Corporation’s 2004 Omnibus Plan provides that in the event of a change of control of the Corporation, all outstanding options and stock appreciation rights become fully exercisable, and restrictions on outstanding restricted stock and restricted units lapse. In addition, under the Plan outstanding long-term performance unit awards and performance share awards are to be paid in full at target within 30 days of the change of control. Participants may opt to receive such payments in cash. The Compensation Committee may, in its discretion, provide for cancellation of each option, stock appreciation right, restricted stock and restricted stock unit in exchange for a cash payment per share based upon the change of control price, which is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). However, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement occurs with respect to any option, stock appreciation rights, restricted stock, restricted unit, long-term performance unit award or performance share award if the Compensation Committee reasonably determines in good faith prior to the change of control that such awards will be honored or assumed or if equitable replacement awards will be made by a successor employer immediately following the change of control and that such awards will vest and payments will be made if a participant is involuntarily terminated without cause.

For purposes of the 2004 Omnibus Plan, “change of control” occurs in general if: (i) any “person” (within the meaning of Section 3(a)(9) of the 1934 Act and excluding the Corporation, its subsidiaries or any employee benefit plan sponsored or maintained by the Corporation or its subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the stockholders of the Corporation approve (a) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.

Notwithstanding the foregoing, while the Corporation is a CPP participant, it is subject to certain limitations on the payments and benefits (including accelerated vesting) that may be accorded to NEOs in the event of a change of control.

Payments Made Upon Termination of Employment

David H. Chafey, Jr.

Mr. Chafey, the Corporation’s former President and Chief Operating Officer, was terminated effective May 24, 2010. On June 18, 2010 he entered into an agreement with the Corporation which provided for the payment of the statutory severance payment of $3,136,528.82 based on his thirty-three years of service as required pursuant to Puerto Rico’s Law 80 of May 30, 1976. In accordance with the terms of Popular’s 2004 Omnibus Incentive Plan, the following equity awards were vested prior to Mr. Chafey’s termination of employment: 63,850 shares of restricted stock and stock options to acquire 206,106 shares of Common Stock. Mr. Chafey also received 32,936 vested shares that were deferred prior to 1999 under the Corporation’s Senior Executive Long-Term Incentive Plan.

General

Regardless of the circumstances pursuant to which NEOs terminate their employment with the Corporation, they are entitled to receive certain amounts earned during their employment. Such amounts include:

•	Amounts contributed to the Corporation’s Savings and Investment Plan, including the vested portion of the employer-sourced funds.

43 POPULAR, INC. 2011 PROXY STATEMENT

•	Benefits accumulated under the Retirement Plan, including retiree medical and the Retirement Restoration Plan.

•	Awards under the Senior Executive Long-Term Incentive Plan granted in years 1997-1999 in the form of deferred stock.

•	Any balances in the non-qualified deferred compensation plans.

The following additional payments may be made if the termination is due to retirement:

•	Non-equity compensation awards earned for the time worked.

•	All restricted stock and stock options become fully vested at the time of retirement, with the exception of restricted stock issued pursuant to CPP limitations, which do not permit the accelerated vesting of such shares upon retirement. Retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service except when termination is for cause.

•	For performance shares, based on the Corporation’s results during the performance cycle, a payment will be made at the end of the performance cycle.

If termination is due to resignation:

•	Vested stock options under the 2001 Stock Option Plan can be exercised for a period of six months after termination of employment. However, stock options, restricted stock and performance shares granted under the 2004 Omnibus Incentive Plan are forfeited upon termination of employment.

If termination is without cause:

•	Vested stock options under the 2001 Stock Option Plan can be exercised for a period of six months after termination of employment. Stock options granted under the 2004 Omnibus Incentive Plan may be exercised at any time prior to the expiration of the term of the option or the 90th day following termination of employment, whichever period is shorter.

•	Restricted stock will be pro-rated for the period of active service in the applicable vesting period. Performance shares will be pro-rated for the period of active service in the applicable performance cycle, calculated as if the target number of performance shares had been earned.

Notwithstanding the above, while the Corporation is a participant in the CPP, the NEOs are subject to the standards for compensation established under the Interim Final Rule promulgated pursuant to the EESA, as amended by ARRA, which prohibits certain payments and benefits, such as accelerated vesting on termination of employment without cause, retirement or due to a change in control.

44 POPULAR, INC. 2011 PROXY STATEMENT

Post-Termination Compensation Table as of December 31, 2010

The following table details the compensation that each NEO (other than Mr. Chafey) would have been entitled to receive upon termination of employment, assuming termination of employment as of December 31, 2010.

	Non-Equity
	Cash Incentive($)(a)			Restricted Stock($)(b)(1)

	Retirement,
	Death,	Resignation,		Death,
	Disability or	Termination		Disability or	Resignation or	Termination
	Change in	With Cause or		Change in	Termination	Without
Name	Control	Without Cause	Retirement	Control	With Cause	Cause
Richard L. Carrión	-	-	$408,190	$985,382	-	$408,190
Jorge A. Junquera	-	-	107,126	523,521	-	107,126
Carlos J. Vázquez	-	-	27,704	380,744	-	20,831
Ignacio Álvarez	-	-	0	0	-	-
Amílcar Jordán	-	-	58,432	317,775	-	32,381

	Long Term	Retirement Plan (Pension) and	Defined Contribution
Stock Options ($)(c)	Incentive ($)(d)	Retirement Restoration Plan ($)(e)	($)Plan(f)	Non-qualified Plans ($)(g)

		Retirement, Death,
		Disability,		Retirement, Death,	Retirement, Death,
	Retirement, Death,	Change in Control,		Disability,	Disability,
	Disability, Change in	Resignation,		Change in Control,	Change in Control,
	Control, Resignation,	Termination With	Retirement, Death, Disability,	Resignation,	Resignation,
	Termination	Cause	Change in Control, Resignation,	Termination	Termination
	With Cause	or Without	Termination With Cause	With Cause or	With Cause or
Name	or Without Cause	Cause	or Without Cause	Without Cause	Without Cause

Richard L. Carrión	-	$52,949	$6,518,858	$1,535,606	-

Jorge A. Junquera	-	33,191	5,607,310	1,329,184	-

Carlos J. Vázquez	-	-	910,826	564,950	$20,273

Ignacio Alvarez	-	-	-	6,848	-

Amílcar Jordán	-	-	1,663,670	364,727	-

(1)  Based on Closing Price as of December 31, 2010.

(a) Non-equity cash incentive was not paid to NEOs (other than Mr. Alvarez) for 2010 performance pursuant to CPP restrictions. The NEOs are only eligible for base salary and restricted stock. The non-equity cash incentive is not guaranteed. Therefore, if resignation, termination without cause or termination with cause takes place before the date the award is paid, the NEO would not be entitled to receive the award.

(b) All restricted stock would vest immediately upon termination of employment due to death, disability or change in control. All unvested restricted stock would be forfeited upon resignation or termination with cause. In the event of termination without cause, all unvested regular restricted stock will be vested on a pro-rata basis for the period to the extent permitted under the CPP restrictions of active service in the applicable vesting period. All TARP restricted stock will be forfeited. In the event of retirement, all rights in respect to the shares of TARP restricted stock will terminate. All regular restricted stock would vest immediately upon retirement.

(c) All unvested stock options would vest immediately if the NEO’s employment is terminated due to retirement, death, disability or change in control. These figures include the unvested options in-the-money as of December 31, 2010, and the dollar value is the gain the executives would receive if they exercised all these options on December 31, 2010 using the strike price to the extent permitted under the CPP restrictions of each option award.

All vested and unvested stock options would be forfeited on the date of termination of employment, if termination is with cause. In the event of termination without cause, all vested stock options may be exercised prior to the expiration of the options or the 90th day following termination of employment, whichever period is shorter.

All unvested stock options would be forfeited upon termination of employment without cause.

(d) The Senior Executive Long-Term Incentive Plan was a performance-based plan with a three-year performance period. Awards were made under the plan in 1997, 1998 and 1999 based on the Corporation’s performance during the respective preceding three-year performance periods. The plan had financial targets such as return on equity and stock appreciation. The plan gave NEOs the choice of receiving the incentive in cash or Common Stock. If they chose Common Stock, the compensation was deferred in the form of Common

45 POPULAR, INC. 2011 PROXY STATEMENT

Stock until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of Common Stock on December 31, 2010 ($3.14).

(e) This is the present value of the immediate benefit for those NEOs who already qualify for such benefit. These calculations use the same assumptions as the Pension Benefits table.

(f) The defined contribution is the balance as of December 31, 2010 for each NEO. It includes the NEO’s contributions. It also includes, where applicable, the amount accumulated in the Deferred Profit Sharing Plan. The Deferred Profit Sharing Plan was frozen on December 31, 2005 and balances were subsequently transferred to the NEOs’ respective Savings and Investment Plans.

(g) For Mr. Vázquez, payment includes the balance under the Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan.

* * *

PROPOSALS OF STOCKHOLDERS TO BE PRESENTED AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholder requests to have a proposal included in the Corporation’s Proxy Statement should be directed to the attention of the Corporation’s Chief Legal Officer at the address of the Corporation set forth in the Notice of Annual Meeting included in this Proxy Statement. The deadline for submission of a proposal for inclusion in the Corporation’s proxy statement for the 2012 annual meeting of stockholders is November 12, 2011. Subject to the immediately preceding sentence, under the Corporation’s Amended and Restated By-Laws, if a stockholder wishes to submit a matter for consideration at the 2012 annual meeting of stockholders (including any stockholder proposal or director nomination), but which will not be included in the proxy statement for such meeting, a stockholder must submit such matter in writing to the Corporate Secretary at the Corporation’s principal executive offices, 209 Muñoz Rivera Ave., San Juan, Puerto Rico, 00918, not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the 2012 annual meeting of stockholders is more than 30 days before the anniversary date, notice by a stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by the Corporation of the date of such meeting, whichever occurs first. Stockholders may obtain a copy of the Corporation’s Amended and Restated By-laws by writing to the Corporate Secretary at the address set forth above.

The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Popular, Inc.

In San Juan, Puerto Rico, March 11, 2011.

Chairman of the Board, and Chief Executive Officer	Secretary

YOU MAY REQUEST A COPY, FREE OF CHARGE, OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AS FILED WITH THE SEC (WITHOUT EXHIBITS) THROUGH OUR WEBSITE, www.popular.com, OR BY CALLING (787) 765-9800 OR WRITING TO MS. ILEANA GONZÁLEZ, SENIOR VICE PRESIDENT, POPULAR, INC., P.O. BOX 362708, SAN JUAN, PR 00936-2708.

46 POPULAR, INC. 2011 PROXY STATEMENT

IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW.C/O PROXY SERVICESPopular, Inc. encourages you to take advantage of the convenient ways to vote P.O. BOX 9142for matters to be covered at the 2011 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below toFARMINGDALE, NY 11735-9544cast your ballot.VOTE BY PHONE — 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.VOTE BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY MAILPlease mark, sign, date and return this proxy card promptly using the enclosed postage prepaid envelope. No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THEENCLOSED ENVELOPE.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M30155-P07272KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY2011 Annual Meeting Proxy CardThe Board of Directors recommends a vote FOR proposals 1-3(1) To elect three directors of the CorporationFor Against AbstainFor Against Abstain1a. María Luisa Ferré0 0 0 (2) Advisory Vote Regarding the Corporation’s Executive 0 0 0 Compensation Program 1b. C. Kim Goodwin0 0 0 1c. William J. Teuber0 0 0 (3) To ratify the selection of PricewaterhouseCoopers LLP as 0 0 0 the independent registered public accounting firm of the Corporation for 2011.Such other business as may properly come before the Meeting or any adjournment thereof.This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL ITEMS IDENTIFIED ABOVE.PLEASE SIGN AS YOUR NAME APPEARS ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The 2011 Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.M30156-P07272This Proxy is Solicited on Behalf of the Board of Directors.The undersigned hereby appoints Richard L. Carrión, Jorge A. Junquera and Ignacio Alvarez or any one or more of them as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse side all the shares of common stock of Popular, Inc. held of record by the undersigned on February 28 , 2011, at the Annual Meeting of Stockholders to be held at the Centro Europa Building, 1492 Ponce de León Avenue, Third Floor, San Juan, Puerto Rico, on April 28 , 2011, at 9:00 a.m., local time, or at any adjournments thereof. The proxies are further authorized to vote such shares upon any other business that may properly come before the Meeting or any adjournments thereof.